UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐
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☒	Preliminary proxy statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to §240.14a-12
Travelzoo
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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	1	Title of each class of securities to which transaction applies:
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Travelzoo
590 Madison Avenue, 35th Floor
New York, NY 10022

ISSUANCE PROPOSED – YOUR VOTE IS VERY IMPORTANT
Dear Stockholders:

You are cordially invited to attend a special meeting of stockholders of Travelzoo, a Delaware corporation (the “Company”), to be held in virtual format only on December 28, 2022, at 10:00 a.m. (Eastern Time).

The Company entered into a stock purchase agreement with Azzurro Capital Inc., a company organized under the laws of the Cayman Islands and the Company’s largest shareholder (“Azzurro”), dated as of November 25, 2022 (the “Stock Purchase Agreement”), pursuant to which the Company will sell to Azzurro 3,410,000 newly issued shares of common stock of the Company (the “Issuance”) in exchange for consideration comprised of (a) $10 million, payable at the election of Azzurro, in cash or as a combination of no less than $2 million in cash and up to $8 million in the form of a secured promissory note; and (b) shares of common stock representing all of the outstanding equity securities of Metaverse Travel Experiences, Inc., a New York corporation and wholly owned subsidiary of Azzurro (“MTE”). Following the consummation of the Issuance, Azzurro and its affiliates will own greater than 50% of the common stock of the Company.

At a special meeting of stockholders, you will be asked to consider and vote on a proposal to approve the Issuance. After careful consideration, and after having received independent legal and financial advice, a special committee of the board of directors of the Company, comprised solely of independent directors, has unanimously approved the Stock Purchase Agreement, the Issuance and the other transactions, including the acquisition of MTE via a merger transaction, contemplated by the Stock Purchase Agreement, and determined that the Issuance and related transactions are fair to and in the best interests of the Company and its stockholders. THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE ISSUANCE.

The special meeting will be held on December 28, 2022 at 10:00 a.m. (Eastern Time) virtually via webcast at:

www.virtualshareholdermeeting.com/TZOO2022SM

Notice of the special meeting and the related proxy statement are enclosed. The attached proxy statement provides you with detailed information about the special meeting, the Issuance, the Stock Purchase Agreement and the acquisition of MTE. A copy of the Stock Purchase Agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and the Stock Purchase Agreement carefully. You may also obtain more information about the Company from the documents we have filed with the Securities and Exchange Commission.

Your vote is very important regardless of the number of shares you own. We cannot consummate the Issuance and therefore receive the cash (and, if applicable, promissory note) and consummate the acquisition of MTE unless the majority of shares present in person or by proxy and entitled to vote at the special meeting vote in favor of the proposal to approve the Issuance.

The consummation of the Issuance is also subject to the satisfaction of certain other conditions to closing as set forth in the Stock Purchase Agreement, which is attached to this proxy statement as Annex A.

Whether or not you plan to attend the special meeting, please complete, sign, date, and return the enclosed proxy card as soon as possible to ensure your representation at the special meeting. We have provided a postage-paid envelope for your convenience. If you plan to attend the special meeting and prefer to vote in person, you may still do so even if you have already returned your proxy card.

If you are a stockholder of record (that is, if your stock is registered with us in your own name), then you may vote by telephone or electronically via the Internet by following the instructions included in the proxy statement and with your proxy card. If your shares are registered in the name of a broker, bank or other nominee, your nominee may be participating in a program provided through Broadridge Financial Solutions, Inc. that allows you to vote by telephone or via the Internet. If so, the voting form that your nominee sends you will provide telephone and Internet instructions.

We look forward to seeing you at the special meeting. Thank you in advance for your cooperation and continued support.

Sincerely,

Michael Karg
Volodymyr Cherevko
Carrie Liqun Liu
Comprising the Special Committee
of the Board of Directors of Travelzoo

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Issuance, passed upon the merits of the Issuance or the fairness of the Issuance or consideration received or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated November 25, 2022 and, together with the enclosed form of proxy card, is first being mailed to stockholders of Travelzoo on or about December 5, 2022.

TRAVELZOO
590 Madison Avenue
35th Floor
New York, NY 10022
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On December 28, 2022

To the Stockholders of Travelzoo:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Travelzoo, a Delaware corporation (“Travelzoo”, the “Company”, “we”, “us” or “our”), will be held on December 28, 2022 at 10:00 a.m. (Eastern Time), in a virtual meeting format only via webcast available at www.virtualshareholdermeeting.com/TZOO2022SM, for the following purposes:

To vote on a proposal to approve the issuance and sale of 3,410,000 shares of common stock of the Company, pursuant to the stock purchase agreement, dated November 25, 2022 (the “Stock Purchase Agreement”), between the Company and Azzurro Capital Inc. (“Azzurro”), in exchange for consideration comprised of (a) $10 million, payable at the election of Azzurro in cash or as a combination of no less than $2 million in cash and the remaining up to $8 million in the form of a secured promissory note; and (b) shares of common stock representing all of the outstanding equity securities of Metaverse Travel Experiences, Inc., a New York corporation and wholly owned subsidiary of Azzurro (“MTE”), such that following the consummation of the proposed issuance, Azzurro and its affiliates will own greater than 50% of the common stock of the Company (the “Issuance Proposal”); and

To vote on a proposal to approve the adjournment or postponement of the special meeting to a later date or dates (1) if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Issuance Proposal, or (2) if the failure to adjourn or postpone would reasonably be expected to be a violation of applicable law for the distribution of any required amendment or supplement to the proxy statement accompanying this notice to be timely provided to Travelzoo stockholders (the “Adjournment Proposal”).

The foregoing items of business are more fully described in the proxy statement.

The special committee (“Special Committee”) of the board of directors of the Company (the “Board”) has fixed the close of business on November 22, 2022, as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof. A list of stockholders entitled to vote at the special meeting will be available for inspection at our offices 10 days before the special meeting.

After careful consideration, the Special Committee unanimously recommends that you vote:

FOR the Issuance Proposal; and

FOR the Adjournment Proposal.

This proxy statement is dated November 25, 2022 and is first being mailed to stockholders on or about December 5, 2022.

By Order of the Special Committee of the Board of Directors,

TRAVELZOO

All stockholders are cordially invited to attend the special meeting virtually. Whether or not you expect to attend the special meeting, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure your representation at the special meeting. A postage-paid return envelope is enclosed for your convenience. Stockholders of record (that is, if your stock is registered with us in your own name and not in the name of a broker, bank or other nominee) may choose to vote those shares via the Internet at www.proxyvote.com or telephonically, within the United States and Canada, by calling toll free 1-800-690-6903 within the USA, US territories and Canada on a touch tone telephone. Even if you have given your proxy, you may still vote in person if you attend the special meeting. Please note, however, that if a broker, bank or other nominee holds your shares of record and you wish to vote at the special meeting, then you must obtain from the record holder a proxy issued in your name.

TRAVELZOO
590 Madison Avenue
35th Floor
New York, NY 10022

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

General Information

The Special Committee of the Board of Directors of Travelzoo, a Delaware corporation, is providing these proxy materials to you in connection with the solicitation of proxies for use at our special meeting of stockholders to be held virtually at 10:00 a.m. (Eastern Time) on December 28, 2022, or at any adjournment or postponement thereof, for the purposes stated herein. This proxy statement summarizes the information that you will need to know to vote in an informed manner.

SUMMARY OF THE ISSUANCE AND THE MERGER

This summary term sheet, together with the “Questions and Answers About the Issuance and the Special Meeting of Stockholders,” highlights selected information from this proxy statement and may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement, the annexes, and the other documents to which we refer or which we incorporate by reference in order to fully understand the acquisition and the related transactions. See section “Additional Information” below. Except as otherwise specifically noted in this proxy statement, “the Company,” “we,” “our,” “us” and similar words in this proxy statement refer to Travelzoo and its subsidiaries.

Parties to the Issuance and the Merger

The Company

Travelzoo is a Delaware corporation that publishes travel and entertainment offers to members across the globe via an Internet platform and email newsletters. Travelzoo’s main driver of revenue, growth and profitability is its membership base (currently more than 30 million) and so Travelzoo is, and since inception has been, always looking for opportunities to either increase the size of its membership base (such as asset purchases, mergers and acquisitions or licensing arrangements) or expand its product offerings (such as the hotel platform, vouchers, including fully refundable vouchers and building a paid subscription membership).

Azzurro Capital Inc.

Azzurro Capital Inc. is a company organized under the laws of the Cayman Islands and operates as an investment manager. Azzurro’s sole shareholder is The Ralph Bartel 2005 Trust, whose sole beneficiary is Ralph Bartel, a member of our board of directors. Azzurro’s sole director is First Rock Directors Limited, a Gibraltar private company limited by shares.

Metaverse Travel Experiences, Inc., formerly known as Azzurro Brands Inc. (“MTE”)

Metaverse Travel Experiences, Inc. was incorporated on July 14, 2004 in New York as Devi Kroell Inc. and was originally a retailer specializing in luxury handbags and exotic skins. On February 13, 2014, the name “Devi Kroell Inc.” was amended to “Azzurro Brands Inc.” On January 3, 2022, MTE legally changed its name to “Metaverse Travel Experiences, Inc.” and hired a team of professionals who began building worldwide relationships with creators and providers of high quality Metaverse experiences with the goal of brokering contacts between such creators/experience providers and businesses planning to market Metaverse experiences to consumers. MTE began generating net operating losses (“NOLs”) in 2005. These NOLs were generated primarily by operating expenses and currently MTE contains approximately $63 million in NOLs.

Review by the Special Committee

Because the transaction involves a related party, the board of directors (the “Board”) appointed via unanimous written consent a special committee, comprised solely of independent and disinterested directors (the “Special Committee”), to determine whether a potential transaction would be in the best interests of the Company and its stockholders, other than Azzurro and its affiliates, and to review, evaluate and negotiate the terms of any definitive agreements, as well as appoint independent legal, financial, and other advisors, in their discretion. The Special Committee appointed Ballard Spahr LLP as its independent legal advisor (“Ballard Spahr”) and Stout Risius Ross LLC as its independent financial advisor (“Stout”).

The Stock Purchase Agreement

On November 25, 2022, we entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Azzurro, providing for the issuance of 3,410,000 shares (the “Shares”) of common stock of the Company (the “Common Stock”), in exchange for consideration comprised of (a) $10 million, payable, at the election of Azzurro, in cash or as a combination of no less than $2 million in cash and up to $8 million in the form of a secured promissory note; and (b) shares of common stock representing all of the outstanding equity securities of MTE(collectively, the “Purchase Price”), such that following the consummation of the proposed issuance, MTE will be a wholly owned subsidiary of the Company. As a result of the Issuance, Azzurro and its affiliates will own greater than 50% of the common stock of the Company immediately following the consummation of the transactions contemplated by the Stock Purchase Agreement.

The Stock Purchase Agreement is included as Annex A to this proxy statement.

The Promissory Note

In the event Azzurro elects not to pay the full $10 million in cash at the closing of the Issuance (the “Closing”), the Company agreed to accept up to $8 million of the Purchase Price in the form of a secured promissory note (the “Promissory Note”). The Promissory Note shall be full recourse, secured by a pledge of 2 million Shares, representing the principal value of the Promissory Note, plus a safety margin. The Promissory Note shall contain an interest rate of 12% per annum. An amount equal to the principal amount of the Promissory Note plus interest accrued thereon until March 15, 2023 minus $3 million shall be due on or before March 15, 2023, and the remaining $3 million plus accrued interest for the time from March 15, 2023 until June 30, 2023 shall be due on or before June 30, 2023. The principal amounts and interest owing under the Promissory Note may be prepaid by Azzurro without penalty.

The form of Promissory Note is included as Exhibit B to the Stock Purchase Agreement.

The Merger Agreement

The form of merger agreement (the “Merger Agreement”) attached to the Stock Purchase Agreement as Exhibit A provides that upon the closing of the Issuance, MTE will merge with and into Merger Sub Inc., a Delaware corporation (“Merger Sub"), with MTE as the surviving entity, and then, immediately following the merger of Merger Sub into MTE, and as part of the overall transaction, MTE will merge with and into Merger Sub LLC, a Delaware limited liability company (“Merger Sub LLC”) that will be disregarded as an entity separate from the Company, with Merger Sub LLC as the surviving entity. The Issuance and the Merger are anticipated to treated as a qualified stock purchase followed by a liquidation, which will not result in an ownership change, and which will more likely than not allow the Company to fully utilize the NOLs contained in MTE with no limitations.

The form of Merger Agreement is included as Exhibit A to the Stock Purchase Agreement.

Standstill

The Stock Purchase Agreement provides that Azzurro may not, for the period of 12 months following the Closing Date and subject only to customary exceptions, sell, transfer or dispose any shares of the Company held by Azzurro if such sale, transfer or disposal would reduce the total number of shares of the Company held by Azzurro below 3,410,000 (with such minimum number of shares to be held by Azzurro not including any shares that are issued in the Issuance and pledged as collateral securing the Promissory Note).

Representations, Warranties, and Indemnification

The Stock Purchase Agreement contains customary indemnification provisions, including for breaches of representations and warranties made by MTE and Azzurro, including tax representations relating specifically to the NOLs. In the case of a Loss (as defined in the Stock Purchase Agreement), Azzurro would be required to indemnify the Company.

Conditions That Must Be Satisfied or Waived for the Issuance to Occur

As more fully described in this proxy statement and in the Stock Purchase Agreement, the consummation of the Issuance depends on a number of conditions being satisfied or waived. These conditions include, among others, that the SPA shall be duly adopted by the affirmative vote of a majority of shares present in person or represented by proxy at a stockholders meeting with proper quorum and entitled to vote on the matter, that Azzurro shall have sufficient ownership prior to the Closing so that upon the issuance of the Shares, Azzurro, together with its affiliates, shall have greater than 50% ownership (in order to allow full utilization of the NOLs of MTE), that no governmental authority shall have enacted any order which would make the transaction illegal, and that the representations, warranties and covenants of MTE, Azzurro and the Company shall be true and correct as of the Closing Date, and that the Investor, MTE and the Company shall have complied in all material respects with the SPA and any related agreements.

Termination of the Stock Purchase Agreement

The Stock Purchase Agreement may be terminated and the Issuance abandoned at any time prior to the consummation of the Issuance in certain cases, by either the Company or Azzurro. No termination fee is payable by either party upon termination for any reason. The Stock Purchase Agreement may be terminated, subject to certain conditions, by either party if the transactions are not consummated by March 31, 2023.

Opinion of Stout Risius Ross LLC

On November 25, 2022, Stout Risius Ross LLC ("Stout") delivered its opinion to the Special Committee that, as of November 25, 2022 and based upon the subject to the factors and assumptions set forth therein, the aggregate consideration consisting of (a) $10 million, payable, at the election of Azzurro, in cash or as a combination of no less than $2 million in cash and up to $8 million in the form of a secured promissory note; and (b) shares of common stock representing all of the outstanding equity securities of MTE, to be paid for 3,410,000 shares of Common Stock was fair, from a financial point of view, to the Company.

Stout’s opinion was directed to the Special Committee and only addressed the fairness, from a financial point of view, of the consideration to be paid by the Company pursuant the Issuance. The Opinion does not address any other aspect or implication of the Issuance. The summary of Stout’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion. The full text of the written opinion of Stout, dated November 23, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Stout provided advisory services and its opinion for the information and assistance of the Special Committee in connection with its consideration of the transaction. The Stout opinion is not a recommendation as to how any holder of the Company’s Common Stock should vote with respect to the Issuance or any other matter.

Basis of the Stockholder Approval Requirement

The Common Stock is listed on the Nasdaq Global Select Market and it is subject to the Listing Rules of the Nasdaq Stock Market LLC (“Nasdaq”). We are required under Nasdaq Listing Rule 5635(a) and 5635(d) to seek stockholder approval for the Issuance, since (i) the Issuance is to a shareholder holding 36.26% of the outstanding Common Stock (i.e., a “Substantial Shareholder” as defined under the Nasdaq Listing Rules) and is in an amount in excess of 5% of the issued and outstanding Common Stock as of the Record Date, and (ii) the Issuance does not involve a public offering and will constitute more than 20% of the outstanding shares of Common Stock of the Company (a “20% Issuance”) at a price that is less than the Minimum Price (as such term is defined under the Nasdaq Listing Rules).

If the Issuance Proposal is approved, upon the closing of the Issuance, Travelzoo would issue 3,410,000 shares of Common Stock, which would constitute 21.6% of the Common Stock issued and outstanding immediately after the Issuance.

It is important that you understand that we are not required to, nor are we seeking, stockholder approval for the acquisition of MTE, or the related Merger and Merger Agreement. Rather, we are seeking stockholder approval of the Issuance for the purposes of complying with the Nasdaq Listing Rules relating to the issuance of shares of Common Stock to a Substantial Shareholder and to a 20% Issuance at a price that is less than the Minimum Price.

Completion of the Issuance and the Merger

It is currently anticipated that the Issuance and the Merger will close as soon as possible after all requisite approvals are obtained and all conditions have been satisfied, or where not prohibited by applicable law, waived.

Date, Time and Place of the Special Meeting of Stockholders

The special meeting will be held virtually at www.virtualshareholdermeeting.com/TZOO2022SM at 10:00 a.m.(Eastern Time) on December 28, 2022.

Record Date, Outstanding Shares and Quorum Requirement

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on November 22, 2022, the record date for the determination of stockholders entitled to vote at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock issued and outstanding as of the close of business on the record date for the determination of stockholders entitled to vote at the meeting will constitute a quorum. On the Record Date, there were 12,399,709 shares of our Common Stock issued and outstanding.

Vote Required

Each share of our Common Stock outstanding on the Record Date for the determination of stockholders entitled to vote at the meeting will be entitled to one vote, in person or by proxy, on each matter submitted for the vote of stockholders. The approval of the Issuance requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the special meeting.

Voting of Proxies

Any stockholder entitled to vote at the special meeting whose shares are registered in his, her or its name may submit a proxy by telephone or via the Internet in accordance with the instructions provided on the enclosed proxy card, or by returning the enclosed proxy card by mail, or may attend the special meeting and vote in person by appearing at the special meeting. If your shares are held in “street name” by a broker, bank, or other nominee, you should advise your broker, bank, or other nominee how to vote your shares using the instructions provided by your broker, bank, or other nominee. If you do not provide your broker, bank, or other nominee with instructions, your shares will not be voted and will have no effect on the approval of the Issuance and any proposal to adjourn the special meeting in order to solicit additional proxies in the event that there are insufficient proxies received to approve the Issuance at the special meeting.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes (i.e., shares of Common Stock held by a broker, bank, or other nominee that are represented at the special meeting, but that the broker, bank, or other nominee is not empowered to vote on a particular proposal) will be counted in determining whether a quorum is present at the special meeting. Brokers, banks, and other nominees typically do not have discretionary authority to vote on non-routine matters.

The proposal to approve the Issuance and the proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Issuance, are not routine matters and therefore a broker may not be entitled to vote shares held in street name on these proposals absent instructions from the beneficial holder of such shares. Consequently, if your shares are held in street name and you do not submit any voting instructions to your bank, broker or other nominee, your shares will not be voted on these proposals and will be considered a “broker non-vote.” In order to minimize the number of broker non-votes, we encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice of Special Meeting of Stockholders.

Revocability of Proxies

As a stockholder of record, once you have submitted your proxy by mail, telephone or via the Internet, you may revoke it at any time before it is voted at the special meeting. You may revoke your proxy in any one of three ways:

you may grant another proxy marked with a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method);

you may notify our Corporate Secretary in writing that you wish to revoke your proxy before it is voted at the special meeting at the following address: Corporate Secretary, Travelzoo, 590 Madison Avenue, 35th Floor, New York, NY 10022; or

you may vote in person at the special meeting.

Please note that if you hold your shares in “street name” through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to vote your shares, the above-described options for changing your vote do not apply, and instead, you must follow the instructions received from your broker, bank or other nominee to change your vote.

Recommendation of the Special Committee as to the Issuance

After careful consideration, the Special Committee unanimously recommends that you vote FOR the proposal to approve the Issuance and FOR any proposal to adjourn the special meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to approve the proposal at the special meeting.

Interests of the Company’s Executive Officers and Directors in the Issuance

When considering the recommendation of the Special Committee, you should be aware that Azzurro is the Company’s largest stockholder and is wholly owned by The Ralph Bartel 2005 Trust, whose sole beneficiary is Ralph Bartel, the Chairman of the Board of the Company. Mr. Ralph Bartel’s brother, Mr. Holger Bartel, is the Global Chief Executive Officer of the Company and is affiliated with MTE as a member of its board of directors.

The Special Committee have taken these additional interests into considerations and ensured that a fair process was followed to avoid any conflicts of interest. The members of the Special Committee are independent, dis-interested directors, with no affiliation to Mr. Ralph Bartel, Mr. Holger Bartel, Azzurro or MTE. The Special Committee appointed independent financial and legal advisors to advise on the proposed transaction and ensure its fairness to the Company and all of its stockholders, excluding Azzurro and its affiliates.

Appraisal Rights

Under Delaware law, our stockholders do not have any “dissenters’ rights” or rights to an appraisal of the value of their shares in connection with the Issuance or the Merger.

Additional Information

You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. For a more detailed description of the additional information available, see section “Additional Information” below.

QUESTIONS AND ANSWERS ABOUT THE ISSUANCE AND THE SPECIAL MEETING

The following questions and answers briefly address some commonly asked questions about the Issuance and the special meeting. They may not include all the information that is important to stockholders of Travelzoo. Stockholders should carefully read this entire proxy statement, including the annexes and the other documents referred to or incorporated by reference herein.

Why am I receiving these proxy materials?

Travelzoo is sending these materials to its stockholders to help them decide how to vote their shares of Travelzoo common stock, which is referred to as the Common Stock with respect to the Issuance.

The Issuance cannot be completed unless approved by Travelzoo stockholders. Travelzoo is holding a special meeting of its stockholders to vote on the proposals necessary to complete the Issuance. Information about the special meeting and the Issuance is contained in this proxy statement.

The Issuance and Related Transactions

What is the proposed transaction for which I am being asked to vote?

The Issuance is the private placement of 3,410,000 Shares, with Azzurro, the Company’s largest stockholder holding 36.26% of the Company’s outstanding Common Stock as of the Record Date, in exchange for consideration payable at the closing as set forth in the Stock Purchase Agreement, comprised of (a) $10 million, payable, at the election of Azzurro, in cash or as a combination of no less than $2 million in cash and up to $8 million in the form of a secured promissory note, subject to certain adjustments at closing, discussed in further detail in the section entitled “Description of the Stock Purchase Agreement”, subsection “Purchase Price Adjustment”, and (b) all of the outstanding shares of MTE via a Merger outlined in further detail below and in the section entitled “The Merger Agreement”.

Why is the Company proposing the Issuance Proposal?

The Company is proposing the Issuance Proposal in order to comply with Nasdaq Listing Rule 5635(a) and 5635(d). Nasdaq Listing Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if any Substantial Shareholder (as defined by Rule 5635(e)(3)) in the consideration to be paid in the transaction and the potential issuance of common stock could result in an increase in the outstanding common shares of 5% or more. The Shares being issued, even solely in exchange for MTE and not considering the Shares issued in exchange for cash or the Promissory Note, constitute greater than 5% of the outstanding Common Stock.

In addition, Nasdaq Listing Rule 5653(d) requires stockholder approval prior to a 20% Issuance (meaning, a transaction other than a public offering, involving the issuance of common stock by a company, which equals 20% or more of the common stock outstanding before the issuance) at a price that is less than the Nasdaq Minimum Price (meaning the lower of the Nasdaq closing price immediately preceding the signing of the SPA or the average closing price for the five-day trading average). The Shares being issued constitute 27.5% of the Common Stock before the Issuance and the price of $5.88, which is based on the 15-day volume-weighted average price of the shares of common stock of the Company prior to the signing of the SPA, is less than the Minimum Price of $6.10.

What is the Merger?

The Merger refers to the acquisition of MTE by the Company, whereby at the closing of the Issuance pursuant to the Stock Purchase Agreement (the “Closing”) as set forth in the Merger Agreement, which is an exhibit to the Stock Purchase Agreement, MTE would merge with and into Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company, which would then merge with and into Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, with the surviving company as Metaverse Travel Experiences, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company.

When does Travelzoo and Azzurro expect to complete the Issuance and the Merger?

The Issuance would take place immediately following the receipt of approval of the Issuance Proposal by Travelzoo stockholders. The Merger would take place concurrently with the Closing. Accordingly, subject to receipt of stockholder approval at the special meeting, the Company anticipates closing the Issuance prior to December 31, 2022.

What conditions must be satisfied to complete the Issuance and the Merger?

There are a number of closing conditions in the Stock Purchase Agreement, including that the Company’s stockholders have approved the Issuance Proposal. For a summary of the conditions that must be satisfied or waived prior to the completion of the Issuance and the Merger, see the section entitled “Conditions That Must Be Satisfied or Waived for the Issuance to Occur”.

As a stockholder, what will I receive in the Issuance or the Merger?

Current stockholders of the Company will not receive anything in the Issuance or the Merger. As a result of the Issuance, our stockholders’ existing share ownership will be diluted by the issuance of the Shares, which will represent approximately 21.6% of our shares of Common Stock outstanding immediately after the consummation of the Issuance.

Is the Issuance expected to be taxable to me?

We do not believe the consummation of the Issuance or the Merger will have any material tax consequences on the holders of our existing shares of Common Stock, other than Azzurro and its affiliates.

What effects will the proposed Issuance have on the Company?

If the Issuance and the Merger are consummated, Azzurro and its affiliates will own greater than 50% of the Common Stock and MTE will become a wholly owned subsidiary of the Company. The Metaverse scouting business currently operated by MTE will be brought in-house to the Company and will result in a savings of at least $25,000 per month, plus additional commissions not yet charged, for the Travelzoo META business, upon the termination of the outstanding service agreement between MTE and the Company (the “Service Agreement”). Additionally, based on the analysis of Grant Thornton, tax advisor to the Company (“Grant Thornton”), it is more likely than not that the Company will be able to fully utilize the outstanding net operating losses (“NOLs”) of MTE on its tax returns in the United States. These NOLs are estimated at approximately $63 million, allowing significant tax savings for the next up to 10 years, and an immediate benefit of approximately $1.8 million for the tax year ended December 31, 2022.

What happens if the Issuance is not consummated?

If the Issuance is not approved by our stockholders, or if the Issuance is not consummated for any other reason, we will not issue the Shares, meaning the Company will not receive the consideration payable by Azzurro, including the cash, Promissory Note and MTE (which could assist the Company with additional liquidity during a time when its cash levels are forecasted to be lower), and MTE will not become a wholly owned subsidiary of the Company. Instead, MTE will continue independently owned by Azzurro and the Company will not be able to utilize the NOLs. Additionally, the Company will continue to work with MTE under the outstanding Service Agreement over the next four years, which will require payments of $25,000 per month (paid quarterly) and eventually significant commission payments upon the official launch of the Travelzoo META subscription business.

Am I entitled to appraisal or similar rights under Delaware law as a result of the Issuance or the Merger?

No. Under Delaware law, our stockholders do not have any “dissenters’ rights” or rights to an appraisal of the value of their shares in connection with the Issuance or the Merger.

The Special Meeting

Where and when is the special meeting?

The special meeting of the stockholders will take place on December 28, 2022 in a virtual meeting format only, available at www.virtualshareholdermeeting.com/TZOO2022SM. The meeting will begin at 10:00 am (Eastern Time).

To attend the special meeting and vote, you must be a stockholder of record as of November 22, 2022. You will be able to attend the special meeting as well as vote during the meeting by visiting www.virtualshareholdermeeting.com/TZOO2022SM and entering the 16-digit number included in your proxy card. If you encounter difficulties accessing the virtual meeting, please call the technical support number: 1-844-986-0822 (toll free) or 1-303-562-9302 (international).

What am I voting on?

Stockholders are being asked to vote on the following proposals:

To vote on a proposal to approve the issuance of 3,410,000 shares of common stock of the Company, pursuant to the stock purchase agreement, dated November 25, 2022 (the “Stock Purchase Agreement”), between the Company and Azzurro Capital Inc. (“Azzurro”), in exchange for consideration comprised of (a) $10 million, payable at the election of Azzurro, in cash or as a combination of no less than $2 million in cash and the remaining up to $8 million in the form of a secured promissory note; and (b) shares of common stock representing all of the outstanding equity securities of Metaverse Travel Experiences, Inc., a New York corporation and wholly owned subsidiary of Azzurro (“MTE”), such that following the consummation of the proposed issuance, Azzurro and its affiliates will own greater than 50% of the common stock of the Company (the “Issuance Proposal”); and

To vote on a proposal to approve adjournment or postponement of the special meeting to a later date or dates, if necessary or appropriate, (1) to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Issuance Proposal, or (2) if the failure to adjourn or postpone would reasonably be expected to be a violation of applicable law for the distribution of any required amendment or supplement to the proxy statement accompanying this notice to be timely provided to Travelzoo stockholders (the “Adjournment Proposal”).

Approval of the Issuance Proposal by Travelzoo stockholders is required for completion of the Issuance.

How does the Special Committee recommend that you vote on the proposals?

The Special Committee recommends that you vote your shares "FOR" the Issuance Proposal and “FOR” the Adjournment Proposal.

Why is a Special Committee of the Board making the vote recommendation?

Because Azzurro, as the Company’s largest stockholder holding 36.26%, is a related party to the Company, the Board delegated its authority via a unanimous written consent for purposes of reviewing, negotiating, approving, authorizing, etc. the Issuance and the Merger to a Special Committee of the Board, comprised solely of independent directors. The Special Committee retained independent legal and financial advisors to assist in its review, negotiation, approval, authorization, etc. of the terms of the Issuance and the Merger and to ensure that the price of the Shares being issued by the Company and the consideration payable by Azzurro in connection with the Issuance, including the valuation of MTE, were fair and reasonable to the Company.

What factors did the Special Committee consider and what were its reasons for recommending that the stockholders approve the Issuance Proposal?

After careful consideration, the Special Committee determined that the Issuance Proposal is advisable and in the best interests of our stockholders and recommended that our stockholders vote in favor of the Issuance Proposal. For information regarding the factors the Board considered in making this determination, please refer to the disclosures set forth under the caption “Approval of the Issuance Proposal— Recommendation of the Special Committee.”

How many votes do I have?

Per Travelzoo’s Amended and Restated By-laws, each stockholder is entitled to one (1) vote for each share of stock held which has voting power upon the matter in question. You may hold shares as follows:

Shares held directly in your name as the “stockholder of record” and

Shares held for you as the beneficial owner through a broker, bank, or other nominee in “street name.”

If I am a stockholder of record, how can I vote my shares?

Stockholders can vote by proxy (via the Internet or by mail) or in person (at the virtual meeting), however, granting a proxy does not in any way affect your right to attend the special meeting and vote.

How do I vote by proxy?

If you are a stockholder of record, you may vote your proxy by mail or by Internet. To vote by Internet, go to www.proxyvote.com, enter your 16-digit number included on your proxy card and follow the instructions. You can vote by mail by mailing in your proxy card to: Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, U.S.A.

Note, if you wish to receive a paper or e-mail copy of the materials, you must request one. There is no charge for requesting a copy. Please choose one of the following methods to make your request: (1) by Internet: www.proxyvote.com; (2) by telephone: 1-800-690-6903; or (3) by e-mail: sendmaterial@proxyvote.com. If requesting materials by e-mail, please send a blank e-mail with your 16-digit number included on your proxy card.

If you vote by proxy, the persons named on the card (your "proxies") will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director or any other proposals properly brought before the special meeting. If you sign your proxy card and do not indicate specific choices, your shares will be voted "FOR" the issuance proposal and “FOR” the adjournment proposal. If any other matter is properly brought before the meeting, your proxies will vote in accordance with the Company’s discretion. At the time of submitting this proxy statement for printing, we know of no matter that will be acted on at the special meeting other than those discussed in this proxy statement.

If you wish to give a proxy to someone other than the persons named on the enclosed proxy card, you may strike out the names appearing on the card and write in the name of any other person, sign the proxy, and deliver it to the person whose name has been substituted.

May I revoke my proxy?

If you give a proxy, you may revoke it in any one of three ways:

Submit a valid, later-dated proxy before the special meeting,

Notify our Corporate Secretary in writing at Travelzoo, Attention: Corporate Secretary, 590 Madison Avenue, 35th Floor, New York, NY 10022, before the Special meeting that you have revoked your proxy, or

Vote virtually at the special meeting.

How do I vote in person?

If you are a stockholder of record, you may cast your vote at the virtual special meeting by logging into the webcast available at www.virtualshareholdermeeting.com/TZOO2022SM.

If I hold shares in street name, how can I vote my shares?

You can submit voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet or by mail. Please refer to the voting instruction card included in the materials provided by your broker or nominee. If you wish to vote at the virtual special meeting, please have identification and proof of ownership available, such as an account statement or letter from your bank or broker, for admittance to the virtual meeting.

What vote is required to approve each proposal at the special meeting?

Each share of our common stock is entitled to one (1) vote with respect to each matter on which it is entitled to vote. The affirmative vote of a majority of the shares of the Company's Common Stock present in person or represented by proxy and entitled to vote on the proposal will be considered as the approval of the issuance proposal and the adjournment proposal.

In order to have a valid stockholder vote, a stockholder quorum must exist at the special meeting. A quorum will exist when stockholders holding a majority of the outstanding shares of Common Stock are present at the meeting, either in person or by proxy.

All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the special meeting as specified in such proxies. As noted above, if no voting instructions are indicated, proxies will be voted as recommended by our Board on all matters, and in the discretion of the proxy holder on any other matters that properly come before the special meeting.

What is a broker non-vote and how are broker non-votes and abstentions counted?

A broker "non-vote" occurs when a nominee holding shares of common stock for the beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Brokers that have not received voting instructions from their clients cannot vote on their clients' behalf on "non-routine" proposals. The vote on the Issuance proposal and the Adjournment proposal are considered "non-routine". Broker non-votes will not have any effect with respect to the Issuance proposal and the Adjournment proposal, as shares that constitute broker non-votes are not considered entitled to vote but will be counted for the purposes of obtaining a quorum for the special meeting.

Abstentions are counted as "shares present" at the special meeting for purposes of determining the presence of a quorum and with respect to any matters being voted upon at the special meeting. As stated above, an abstention will have the same effect as a vote against any proposal.

What happens if additional matters are presented at the special meeting?

Other than the item of business described in the proxy statement, we are not aware of any other business to be acted upon at the special meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the special meeting.

Where can I find the voting results of the special meeting?

We intend to announce preliminary voting results at the special meeting and publish final voting results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) within four business days after the special meeting.

May I obtain a list of stockholders entitled to attend and vote at the special meeting?

Travelzoo will make available an alphabetical list of stockholders entitled to vote at the meeting for examination by any stockholder during ordinary business hours at Travelzoo’s office, located at 590 Madison Avenue, 35th Floor, New York, NY 10022, for ten days prior to the meeting. A stockholder may examine the list for any legally valid purpose related to the meeting.

RISK FACTORS

In addition to the other information included or incorporated by reference in this proxy statement, including the matters addressed in the section of the proxy statement entitled “Cautionary Statement Concerning Forward-Looking Information,” you should carefully consider the following risks before deciding how to vote on the proposals presented at the special meeting. The risk factors related to the Issuance present the material risks directly related to the Issuance and the Merger presently known to us. We have also included the material risks associated with the business of MTE presently known to us, because these risks will also affect the Company following the consummation of the Merger. The risks below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See section “Cautionary Statement Concerning Forward-Looking Information” below.

Risk Factors Related to the Issuance and the Merger

Current stockholders will have reduced ownership and voting interests after the Issuance.

We will issue to Azzurro in the Issuance new shares of common stock that account for approximately 27.5% of our shares of common stock outstanding prior to the Issuance. When the Issuance occurs, Azzurro will have ownership of more than 50% of the Company. As a result, the percentage ownership of the Company held by each of our current stockholders will be smaller than such stockholder’s percentage ownership of the Company prior to the Issuance. Our current stockholders will, therefore, have proportionately less ownership and voting interests in the Company following the Issuance than they have now. In addition, if the value of the Shares is less than the value of the Company, then our existing stockholders will experience dilution in the value of their shares of common stock.

The market price of our common stock may decline as a result of the Issuance.

We currently anticipate that the Issuance and the Merger will be accretive to earnings per share, after factoring in synergies and excluding costs to achieve synergies and other one-time costs related to the Issuance. This expectation is based on preliminary estimates that are subject to change. We could also encounter additional transaction and integration-related costs, may fail to realize all of the benefits anticipated in the Issuance and the Merger, including the utilization of the NOLs, or be subject to other factors that affect preliminary estimates. Any of these factors could cause a decrease in our adjusted earnings per share or decrease the expected accretive effect of the Issuance and the Merger and contribute to a decrease in the price of our Common Stock.

Azzurro will have significant influence over the Company following the consummation of the Issuance, and its interests may conflict with ours or yours in the future.

Before the consummation of the Issuance, Azzurro and its affiliates hold approximately 36.26% of the Company’s Common Stock. Following the consummation of the Issuance, Azzurro and its affiliates would hold greater than 50% of the Company’s Common Stock. While we expect this ownership structure will allow the Company, pursuant to the applicable tax regulations, to potentially fully utilize the outstanding NOLs of MTE, it will mean that the Company is a controlled company again. Azzurro previously held greater than 50% ownership up until 2018. The Company already has in place applicable corporate governance processes and procedures required and necessary for a controlled company to ensure independence (e.g., a Board with majority independent directors, a compensation and audit committee comprised solely of independent directors, etc.).

Although the structure of the Board will not change with the Issuance, it is possible that the interests of Azzurro and its affiliates may conflict with those of the Company or yours as stockholders of the Company in the future. In addition, in light of Azzurro’s majority ownership of the Company, Azzurro will be able to approve or otherwise exert significant influence over other corporate transactions. Our other stockholders will therefore have limited influence and control on matters requiring stockholder approval.

The Company has and expects to incur substantial costs related to the Issuance and the Merger.

We have incurred and may continue to incur a number of non-recurring costs associated with the Issuance and related transactions. These costs include legal, financial advisory, accounting, consulting and other advisory fees, closing, integration and other related costs. Some of these costs are payable regardless of whether or not the Issuance is completed.

Failure to consummate the Issuance could negatively impact our business, financial condition, results of operations or stock prices.

Consummation of the Issuance is conditioned upon the satisfaction of certain closing conditions, including the approval of the Issuance by our stockholders, as set forth in the Stock Purchase Agreement. The required conditions to closing may not be satisfied in a timely manner, if at all, or they may be waived. If the transaction is not consummated for these or any other reasons, our ongoing business may be adversely affected and will be subject to a number of risks and consequences, including the following:

we must pay the substantial fees and expenses we incurred related to the Issuance, such as legal, accounting, printing and planning fees and expenses, even if the Issuance is not consummated;

matters relating to the Issuance and the Merger may require substantial commitments of time and resources by our management, which could otherwise have been devoted to other opportunities that may have been beneficial to us;

the market price of our Common Stock may decline to the extent that the current market price reflects a market assumption that the Issuance will be consummated;

we may experience negative reactions to the termination of the Issuance from customers, clients, business partners, lenders and employees; and we would not realize any of the anticipated benefits of having consummated the Issuance or the Merger

In addition, any delay in the consummation of the Issuance and the Merger, or any uncertainty about the consummation of the Issuance, may adversely affect our future business, growth, revenue, and results of operations.

The Issuance and the Merger may be more difficult, costly, or time-consuming than expected, and we may not realize the anticipated benefits of the Merger, including full utilization of the NOLs.

The various legal requirements of the Issuance and Merger, including compliance with the Code, SEC regulations, Delaware law, New York law, etc., have meant that the Company has had to expend significant time and resources, including by its internal management team and external advisors. The Issuance and the Merger have already been under consideration by the Company for multiple years. If the Issuance and the Merger were not consummated or continued to take more time for review and compliance with various legal requirements, it could result in the anticipated benefits of the Merger not being worth the ongoing costs, both in terms of money spent on external advisors (legal, financial, tax, etc.) and distraction of management.

To realize the anticipated benefits from the Issuance and the Merger, the Company must meet the various requirements of the Code. Although the Company’s tax advisor, Grant Thornton, has reviewed the transaction structure in detail, it is possible that the Company may be audited upon utilization of the NOLs and that the Internal Revenue Service may disagree with Grant Thornton’s analysis and the Company’s position, resulting in a limitation on the utilization of the NOLs and/or the inability of the Company to utilize the NOLs at all. Although the Company has remained conservative in its estimates of the impact of the Issuance and the Merger on the Company once consummated, the Company would plan to apply the NOLs on its tax returns, including for the tax year ended December 31, 2022, and if the Company was not able to do this, it would lose a substantial benefit and would require a shift in cash forecasting and tax planning, which would expend additional resources.

The Stock Purchase Agreement may be terminated in accordance with its terms and the Issuance and the Merger may not be completed.

The Stock Purchase Agreement is subject to a number of conditions that must be fulfilled in order to complete the Issuance and the Merger. Those conditions include approval of the Issuance Proposal by our stockholders, and the absence of any statute, rule, regulation, order or other notice (whether temporary, preliminary or permanent) that is enacted, issued, promulgated, enforced or entered which is in effect and which prevents or prohibits consummation of the transactions. Each party’s obligation to complete the Issuance is also subject to certain additional customary conditions. These conditions to the closing may not be fulfilled in a timely manner or at all, and, accordingly, the Issuance may not be completed.

Our estimates and judgments related to the acquisition accounting methods used to record the purchase price allocation related to the acquisition of MTE may be inaccurate.

Our management will make significant accounting judgments and estimates related to the application of acquisition accounting of the Merger under GAAP, as well as the underlying valuation models. Our business, operating results, and financial condition could be materially adversely impacted in future periods if the accounting judgments and estimates prove to be inaccurate.

Any delay in completing the Issuance may reduce or eliminate the benefits expected to be achieved thereafter.

In addition to the required stockholder approval, the Issuance and the Merger are subject to a number of other conditions beyond our control that may prevent, delay, or otherwise materially adversely affect its consummation. We cannot predict whether and when these other conditions will be satisfied. Any delay in completing the Issuance and the Merger could cause us not to realize some or all of the synergies and other benefits that we expect to achieve if the Issuance and the Merger are successfully consummated within its expected time frame, including tangible tax benefits for the tax year ending on December 31, 2022.

If we are unable to effectively manage MTE’s and our Metaverse business, our reputation and operating results may be harmed.

Following the Issuance and the Merger, we will need to integrate the Metaverse scouting business into the business of the Company and Travelzoo META. As the landscape of the Metaverse is continually shifting, we may be unable to successfully integrate the Metaverse sourcing business with the contemplated Travelzoo META membership. If we are unable to do so for any reason, our reputation and operating results may be harmed and we would be unable to realize the business-related benefits of the transaction.

We face a number of additional risks related to the operations of our business.

You should carefully consider each of the risk factors set forth in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 in evaluating our business and prospects. The risks and uncertainties described in this proxy statement are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business operations. If any of the risks actually occur, our business and financial results could be harmed. In that case the trading price of our common stock could decline.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement and the documents to which we refer you in this proxy statement contain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties, and assumptions that are difficult to predict. These forward-looking statements include information concerning the Company’s plans, objectives, goals, strategies, future events, future revenues, performance, capital expenditures, financing needs and other information that is not historical information. When used in this proxy statement and the documents to which we refer you in this proxy statement, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “should,” “seeks,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, the Company’s examination of historical operating trends, are based upon the Company’s current expectations and various assumptions. The Company believes there is a reasonable basis for its expectations and assumptions, but there can be no assurance that the Company will realize its expectations or that the Company’s assumptions will prove correct.

In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

the occurrence of any event, change, or other circumstances that could give rise to the termination of the Stock Purchase Agreement;

the inability to consummate the Issuance and the Merger due to the failure to obtain stockholder approval of the Issuance or failure to satisfy any other conditions to the consummation of the Issuance;

business uncertainty and contractual restrictions during the pendency of the Issuance;

adverse outcomes of pending or threatened litigation or governmental investigations;

the failure of the Issuance to be consummated for any other reason;

the amount of the costs, fees, expenses and charges related to the Issuance;

diversion of management’s attention from ongoing business concerns;

the effect of the announcement of the Issuance on the Company’s business and customer relationships, operating results, and business generally, including the ability to retain key employees;

the risks that the Issuance or the Merger disrupts current plans and operations;

the possible adverse effect on our business and the price of our common stock if the Issuance is not consummated in a timely fashion or at all;

risks that we may be unable to successfully integrate MTE’s business and personnel with our own;

Risks that the expected benefits of the Issuance may not be realized, including utilization of the NOLs; and other risks and uncertainties applicable to our business set forth in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. See section “Additional Information” below.

Many of the factors that will determine our future results are beyond our ability to control or predict. We cannot guarantee any future results, levels of activity, performance, or achievements. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward- looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent forward-looking statements that may be issued by us or persons acting on our behalf.

APPROVAL OF THE ISSUANCE PROPOSAL

(Proposal No. 1)

THE ISSUANCE

Background of the Transaction and Overview

In line with the strategic objective to increase its membership base through mergers and acquisitions (M&A), Travelzoo has an M&A desk constituted of members of Travelzoo’s management and board of directors with M&A and industry experience. This M&A desk has been consistently meeting since approximately September 2019. Since its inception, the M&A desk has evaluated hundreds of potential acquisition targets, undertaken in-depth due diligence inquiries into and entered negotiations with at least seven potential targets, and successfully closed more than four transactions, including the acquisition of a majority stake in JFC Travel Group Co. (a paid subscription membership company), the investment into and later sale of such investment in weekengo GmbH (a weekend travel company) and the acquisition of assets in the United States and a branch in Spain from a competing membership-based travel company.

In line with the strategic objective to expand its product offerings, including for times when physical travel is limited or impossible due to extraordinary events such as, for example, another global pandemic, Travelzoo management started as early as the second half of 2021 to assess opportunities for Travelzoo related to Metaverse travel. Beginning in January 2022, Travelzoo hired an executive focused on building a paid subscription membership. While the original plan was for this executive to focus on a Travelzoo-based paid subscription membership, after conducting research into the fast-growing market of Metaverse travel and experiences, it was decided that the Travelzoo paid subscription membership would be focused on the Metaverse specifically. In a presentation to the Audit Committee at the beginning of March 2022, it was noted that in 2021 the US Metaverse market was approximately $58.5 billion, which accounted for 41% of the global market share. This was discussed in further detail with the board of directors of Travelzoo during the Q1 2022 board meeting, where the board supported the plan of gathering additional data and building a strategy to move into this space.

As Travelzoo began building out its strategy for a paid subscription membership for Metaverse travel experiences, it became obvious that sourcing high-quality, unique, exclusive Metaverse experiences, and more specifically sourcing the creators who had made or could make such experiences, would be critical to the success of Travelzoo META and that Travelzoo did not have the internal resources with the necessary connections or skills to manage this aspect of the business. As discussed in further detail below, MTE had already begun building a global team to focus on sourcing Metaverse experiences specifically. As such, the Company entered into a service agreement with MTE on March 1, 2022, whereby MTE agreed to exclusively source Metaverse travel experiences and creators for the Company, in exchange for a monthly fee of $25,000 and a commission of 25% of all subscription revenues generated by Travelzoo META (the “Service Agreement”).

Based on the insights and experiences gained over the period since the entry into the Service Agreement, in particular in relation to the uncertainty of expected subscriber numbers as well as expected margins, Travelzoo’s management believes that the acquisition of MTE will likely be economically more attractive for the Company than continuing to pay the monthly fee and any future (and potentially very high) commission share under the Service Agreement.

Additionally, as the Company continues its recovery from the pandemic, mainly due to increased liabilities for vouchers that are expiring in the next few years, the Company is in a negative net working capital position. Although management of the Company believes that the Company has significant capital to meet its ongoing obligations, management also expects cash levels to be at their lowest in the next few quarters, with gradual increases over the course of next year.

Therefore, in combination with the advantages presented by the Merger, the Issuance is also attractive to the Company because it would provide some liquidity to the Company during a time when the Company has negative net working capital and lower cash levels and because a capital raise by way of the proposed private placement appears superior to alternative options. Specifically, one alternative option of obtaining a debt facility of some kind (most likely a revolving credit facility) would, as confirmed by Travelzoo’s banking partner, come with considerable restrictions in the form of covenants and pledges of security interests over Travelzoo’s most valuable assets (cash, intellectual property, subsidiaries, etc.), neither of which are present with the Issuance.

The other alternative option of raising equity from existing shareholders other than Azzurro or new investors presents the disadvantage that such shareholders or investors, when invited to acquire a considerable stake in a private placement, will likely request a non-negligible discount on the share price. A public offering, in turn, would be more costly than a private placement because of added legal and administrative requirements. Such alternative equity issuance would also not present the added advantages of the Merger relating to MTE (elimination of payment obligations under Service Agreement; direct control over Metaverse experience scouting; utilization of MTE’s NOLs), nor would it further management’s strategic goal to ensure long term stability and continuity in Travelzoo’s stockholder base on the basis of a robust corporate governance and compliance framework designed for a company with a controlling shareholder.

For all of these reasons, on November 25, 2022, the Company entered into the Stock Purchase Agreement with Azzurro providing for the Issuance, in exchange for (a) $10 million, payable, at the election of Azzurro, in cash or as a combination of no less than $2 million in cash and up to $8 million in the form of a secured promissory note; and (b) shares of common stock representing all of the outstanding equity securities of MTE.

Background of Metaverse Travel Experiences, Inc. (“MTE”), formerly known as Azzurro Brands, Inc. (“AB”)

In the first few years after incorporation, MTE had three stores located in the states of New York and Nevada. MTE licensed from an unrelated third party the trademark “Devi Kroell” in the field of fashion, accessories, fragrances, cosmetics, etc. MTE utilized this trademark for several years and then in 2014, sub-licensed it to Devi Kroell S.R.L., an affiliated entity. MTE’s Nevada location was closed in 2013 and the New York City location on Madison Avenue was closed in 2017. Until recently, MTE operated as last remaining store a seasonal store in East Hampton, New York under the name Devi Kroell.

Since 2017, MTE has considered various investment opportunities to pivot its business model. As it had historically been involved in various licensing arrangements, in March of 2021, MTE purchased an email database from a significant competitor of the Company (the “Database”), which it then licensed to Travelzoo for its exclusive use. Travelzoo preferred to license the Database initially, rather than purchase it outright, to minimize the cash needed to be expended by Travelzoo and to mitigate the risk of data privacy issues during the transition phase of moving over the email addresses.

On January 3, 2022, MTE legally changed its name from “Azzurro Brands, Inc.” to “Metaverse Travel Experiences, Inc.” and hired a team of professionals who began building worldwide relationships with creators and providers of high quality Metaverse experiences with the goal of brokering contacts between such creators/experience providers and businesses planning to market Metaverse experiences to consumers. On March 1, 2022, MTE entered into the exclusive Service Agreement with Travelzoo to scout for Metaverse experiences in support of Travelzoo’s new strategic business opportunity of building a premium subscription membership for the Metaverse. In that same month, MTE sold the membership database to Travelzoo (after Travelzoo had successfully transitioned the email addresses and realized value of more than $1M in purchases from the members in the database) to consolidate its business operations and focus on Metaverse experience scouting.

MTE is wholly owned by Azzurro, whose sole shareholder is The Ralph Bartel 2005 Trust, whose sole beneficiary is Ralph Bartel, the Chairman of the Board of the Company.

Potential Transaction with Azzurro Brands, Inc. (“AB”) (March 2020 through December 2021)

As part of its ongoing growth by acquisition strategy, Travelzoo and AB approached each other several times since early 2020 to discuss a possible acquisition of AB with the goal of expanding Travelzoo’s membership base and product offerings.

In March of 2020, Travelzoo discussed with Grant Thornton the possibility of Travelzoo acquiring AB to use it as vehicle for the U.S. expansion of Travelzoo’s then-newly acquired 60% subsidiary JFC Travel Group Co. Before a possible transaction was concluded, the COVID-19 pandemic struck and the project was de-prioritized by Travelzoo.

In November of 2020, Travelzoo re-engaged with Grant Thornton to conduct a feasibility analysis on the acquisition of AB. Grant Thornton presented the preliminary results of its analysis on December 17, 2020, discussing generally the two options available for the transaction – a taxable purchase or a tax-free reorganization. On December 23, 2020, Grant Thornton provided structure charts outlining these two options. After internal discussions at the Company, including members of the Company’s board who serve as independent directors, the Company advised Grant Thornton to look deeper into the second option of a tax-free reorganization. Grant Thornton provided the results of the work, which was an in-depth feasibility analysis of the tax-free reorganization, on February 15, 2021, advising that for a tax-free reorganization to be in compliance with tax requirements, the Azzurro Group, which is comprised of Azzurro, its sole shareholder. The Ralph Bartel 2005 Trust and Ralph Bartel, as the sole beneficiary of the Trust, would need to have greater than 50% ownership of Travelzoo at the closing of the transaction.

After communications from the Company that an acquisition of AB would be feasible, and even beneficial, to the Company from a tax perspective, Azzurro Capital then submitted a proposal to the board of directors of Travelzoo for the acquisition of AB on March 23, 2021, which offered to sell AB to the Company in exchange for 1,800,000 shares of the Company, which given the share price of around $15.25, implied total consideration of approximately $27,450,000.

On that same day, the Board via a unanimous written consent, appointed a Special Committee, comprised solely of independent and disinterested directors, to determine whether a potential transaction would be in the best interests of the Company and its stockholders, other than Azzurro and its affiliates, and review, evaluate and negotiate the terms of any definitive agreements, as well as appoint independent legal, financial, and other advisors, in their discretion.

On March 25, 2021, the Company entered into a confidentiality agreement with AB to begin conducting additional due diligence on AB specifically.

On April 9, 2021, upon the request of the Special Committee, management of the Company began to prepare internal forecasts for US taxable income for 2021, 2022 and 2023.

On April 15, 2021, the Special Committee appointed Ballard Spahr LLP to act as its independent legal advisor. On April 21, 2021, the Special Committee and its independent legal advisor held their first meeting. The independent legal advisor advised the Special Committee members of their fiduciary duties in connection with a potential transaction and discussed certain preliminary issues relating to evaluating a potential transaction. The Special Committee discussed the structure and timing for the proposed transaction. On April 23, 2021, the Special Committee held another meeting with counsel in order to receive an update regarding due diligence. During that meeting, the Special Committee and the representatives of Ballard Spahr also reviewed the independence and disinterestedness determinations for the members of the Special Committee.

On April 28, 2021, the Special Committee met via videoconference with Grant Thornton to discuss the proposed transaction and their analysis of the net operating losses of AB. In order to fully understand the value of the net operating losses to the Company, the Company’s Chief Financial Officer began working on projections for the Company’s US taxable income over the next 10 years. Once completed, the Company worked with Grant Thornton to update the NOL utilization estimates.

Following the meeting, the Company requested that Grant Thornton prepare technical documentation and a supporting memo for the potential transaction and utilization of the NOLs. On May 8, 2021, management of the Company met with Grant Thornton to discuss questions relating to Grant Thornton’s analysis and the tax treatment of the transaction as well as their evaluation of the quality of the NOLs. Following the meeting, management decided to engage Grant Thornton to conduct detailed due diligence into the quality of the NOLs.

On May 20, 2021, the Company met with its independent auditors, RSM US LLP, to discuss their questions and any accounting matters to be considered for the potential transaction.

On May 26, 2021, the Special Committee held a meeting, via video conference, with management and its independent legal advisor to discuss the potential transaction. Management proposed a potential restructure, which would incorporate the potential transaction, business justifications for the restructure, proposed valuation of AB from management’s perspective (subject to review by the Special Committee’s independent financial advisor), analysis of the consideration and accounting considerations. As part of the proposed valuation of AB, management also discussed a 10-year US taxable income forecast, with 3 scenarios, prepared by the Company’s Chief Financial Officer and Business Controlling Director.

On May 27, 2021, Grant Thornton met with Azzurro to discuss certain outstanding due diligence questions and send a follow-up list of questions and diligence requests following the call.

On June 1, 2021, Grant Thornton provided an excerpt of the technical memo for review by management in terms of factual accuracy.

On June 4, 2021, the Company’s Chief Financial Officer shared additional information with the Special Committee, specifically some explanation regarding the underlying assumptions, for the previously presented U.S. taxable income forecast.

On June 6, 2021, Azzurro and Azzurro’s tax advisor met with Grant Thornton and the Company’s General Counsel to discuss the resolution of the outstanding shareholder loans of AB, an issue that came up during due diligence.

On June 9, 2021, RSM provided some initial feedback to Grant Thornton regarding the technical memo. The feedback centered on the discussion in the memo concerning the business purpose of the transaction in the context of Code section 269, among other additional questions.

On the same day, Grant Thornton provided the initial findings of their due diligence of AB and the NOLs, which were reviewed by the Company and shared with the Special Committee. The diligence report included an NOL schedule which estimated the total NOLs of AB to be $63,518,000 and stated that Grant Thornton did not anticipate material limitations, if any, related to the future use of the NOLs. The diligence report did not contain any material red flags.

On June 25, 2021, Grant Thornton provided the full initial draft of the technical memo to the Company. Management reviewed the memo to ensure its factual accuracy and shared the memo with the Special Committee. The memo analyzed certain tax impacts to the Company from the proposed transaction, including the potential benefits to be received by the Company from the NOLs of AB.

On July 2, 2021, the Special Committee, along with its independent legal advisor, met with management, the Company’s auditors and Grant Thornton to review Grant Thornton’s technical memo draft, as well as the status of the potential transaction. The Special Committee focused particularly on the business purpose of the transaction, as they wanted to ensure that the various business justifications provided by management for acquiring AB aligned with the strategy of the Company and the requirements of the Code and would be in the best interests of the stockholders. Questions were also raised concerning some of the outstanding assets still contained within AB, including assets relating to the historic business of AB. The Special Committee also discussed with Grant Thornton the standard of review included in the technical memo (i.e., the “more likely than not” standard). The Special Committee also directed its independent legal adviser to contact a potential financial advisor to independently advise the Special Committee as to the fairness of a potential transaction.

At this point, although regular status updates had been provided to Azzurro, no formal negotiations had commenced and the Special Committee still had not determined whether they wanted to officially proceed with the potential transaction. The Special Committee had not yet engaged an independent financial advisor to limit expenses until they were certain that the transaction should continue to be considered.

Following the meeting, the Special Committee requested management to run additional analyses regarding whether any outstanding options held by Ralph Bartel, as an individual, should be included in the potential transaction. The Special Committee also requested an updated U.S. taxable income forecast and cash forecast, as some time had passed since the last analysis.

On July 12, 2021, management provided an updated copy of the technical memo to the Company’s auditors, RSM, for further review, including by their tax specialist. In furtherance of feedback from the Special Committee, management requested to understand the tax and accounting treatment of the transaction, to ensure no impact to the utilization of the NOLs by the Company, and asked RSM to check for any concerns relating to the potential insolvency of AB as part of the potential transaction. RSM responded to the Special Committee’s questions on July 22, 2021, explaining that the potential transaction, if consummated, would be considered a material transaction and therefore subject to various audit procedures and assessments on the Company’s disclosure.

On July 20, 2021, the Special Committee held a meeting with its independent legal adviser relating to the transaction. The purpose of the meeting was to discuss the status of the proposed transaction and the potential engagement of Stout Risius Ross LLC, or Stout, as an independent financial advisor to the Special Committee in connection with the transaction. The Special Committee considered Stout’s independence and the prior work performed by Stout for the independent directors of the board. Following discussion, the Special Committee directed the representatives of Ballard Spahr to move forward with engaging Stout as the Special Committee’s independent financial advisor, subject to negotiation of an acceptable engagement letter. The Special Committee also discussed the status of the proposed transaction and due diligence.

On August 2, 2021, management, the Special Committee and its independent legal advisor, the Company’s auditors and Grant Thornton receive an update on Grant Thornton’s analysis of the tax and accounting treatment for the potential transactions as well as Grant Thornton’s diligence of AB.

On August 5, 2021, the independent legal advisor to the Special Committee, management and Grant Thornton met to discuss additional questions from the Special Committee relating to the transaction and diligence of AB. Following the meeting, Grant Thornton agreed to update the technical memo to include state tax considerations for the potential transaction and consequences on the potential transaction should the store be sold and the transaction no longer qualifying for reorganization treatment. Grant Thornton also agreed to consider the effects on the transaction for a valuation where the majority of the value is the NOLs.

On August 13, 2021, the Special Committee and its independent legal and financial advisors as well as representatives of Stout met with management to receive updates from management on their diligence of AB on and the possible valuation for MTE’s assets. The Special Committee also received input from management regarding potential terms for the proposed transaction. The Special Committee then discussed such proposed terms and potential next steps with its independent legal adviser.

In mid-August 2021, the representatives of Ballard Spahr, the Special Committee’s independent legal advisor, proceeded to negotiate an engagement letter with the representatives of Stout to potentially engage them as independent financial advisors to the Special Committee for the potential transaction.

On August 19, 2021, Grant Thornton provided an updated draft of the technical memo to the Company. The updated technical memorandum detailed certain assets of AB that would not be required to be included in the transaction, since such asset was only relevant for determining whether or not the transaction would be a tax-free reorganization for Azzurro. Grant Thornton also confirmed that there may be sufficient continuity of AB’s business in order to constitute a tax-free reorganization in light of the use of the membership database before and after the contemplated transaction.

On September 10, 2021, the Special Committee engaged Stout as their independent financial advisor to conduct an analysis regarding the fairness of the transaction from a financial standpoint to the Company and its stockholders.

On September 24, 2021, Grant Thornton provided a further updated technical memo.

On September 28, 2021, the Special Committee, along with its legal and financial advisor, met with management and Grant Thornton to discuss certain due diligence questions raised by Stout as it began to conduct its analysis.

On September 29, 2021, Stout provided the Special Committee with an initial draft of its analysis. The analysis reviewed the Company’s 1-year and 5-year stock performance and trading statistics and volume-weighted average prices of the company’s shares of common stock for 5, 10, 15 and 20 trading days. The analysis also reviewed management’s U.S. taxable income forecast and Grant Thornton’s NOL utilization analysis, along with an analysis of the asset of the membership database, to provide a preliminary estimate of the implied value of AB. For clarity, Grant Thornton did not opine on the valuation of AB, but only the utilization of the NOLs, which management reviewed along with its U.S. taxable income forecast and submitted to Stout. Stout also conducted an analysis of the proposed consideration to be included in the transaction. The Special Committee discussed with Stout whether a discount should be applied to restricted shares that would be issued in connection with the proposed transaction.

On October 11, 2021, management, representatives of Azzurro and the Special Committee’s independent legal advisor met to discuss the status of the potential transaction. Based on the conversation, there appeared to be a gap in the valuation of AB when comparing Stout’s analysis and the proposal provided by Azzurro.

Management had further discussions with Stout and Grant Thornton regarding the estimated discount rate and effective tax rate utilized in Stout and Grant Thornton’s analyses. The Special Committee directed its advisors to communicate to Azzurro that its view on AB’s valuation had not changed, and that, as currently contemplated for the proposed transaction, Azzurro would need to provide additional value or assets, including cash, before the transaction could proceed further.

On October 19, 2021, Azzurro withdraw its proposal. Management continued its review of potential options for the transaction, with various questions exchanged over email with its tax advisor, Grant Thornton.

On November 12, 2021, management contacted the Special Committee and its independent legal advisor to discuss a potential alternative structure for an acquisition of AB.

On November 16, 2021, management met with its auditors to discuss again Grant Thornton’s technical memo. On November 17, 2021, RSM’s tax specialist provided feedback regarding the background information that should be included in the technical memo. An updated draft of the memo was provided back to RSM on November 19, 2021. After additional review by management and discussion with Grant Thornton, a further updated draft of the technical memo was provided to Grant Thornton on November 29, 2021. On the same day, RSM provided further follow-up questions to the Company regarding the updated memo.

On November 17, 2021, the Special Committee met with representatives of Ballard Spahr, its independent legal counsel, and members of management. At the meeting, management provided the Special Committee an update on certain developments and other strategic matters that may impact a potential transaction with AB. The Special Committee discussed potential options for changes to the AB transaction structure in light of management’s updates. In response to the discussion, the Special Committee requested additional information regarding such potential options from management

On November 24, 2021, the Company and Azzurro entered into a confidentiality agreement, with the intention of entering into further discussions regarding potential structuring of a transaction whereby the Company would acquire AB.

Also in November 2021, Travelzoo engaged with a financial advisor to begin evaluating other possible business combinations. In the context of the contemplated business combinations, the Company discussed with its independent financial advisor whether a possible acquisition of AB prior to a combination with a third party, with the aims of improving Travelzoo’s valuation and stock price and potentially consolidating Azzurro’s holdings of Travelzoo before entering into a stock transaction with the shareholders of any potential target, would ultimately be beneficial and in the best interests of the Company. The financial advisor ran various calculations and determined that a transaction with AB prior to any business combinations with an unrelated third party company would be beneficial as it would improve the Company’s financial statements and result in tangible equity value creation for shareholders of the Company.

On December 8, 2021, Azzurro submitted a new proposal to the Special Committee for the Company to purchase AB in exchange for 650,000 shares of the Company and $7,000,000 in cash. Upon receipt of the updated proposal and the request of the Special Committee, management prepared updated forecast numbers, the Company’s cash situation, and other open items from the previous review of a potential transaction with Azzurro.

On December 9, 2021, the Special Committee met with its independent legal and financial advisors. In light of the amount of cash requested as part of the proposal, the Special Committee was focused on ensuring that the Company had sufficient cash levels to support ongoing operations if it were to go ahead with the potential transaction and requested further information regarding the same be obtained from management. The Special Committee also discussed the additional work to be completed in order to evaluate Azzurro’s latest proposal.
On December 10, 2021, Grant Thornton provided an updated draft of the technical memo. After extensive back-and-forth among the Special Committee, management and Grant Thornton, the Special Committee, along with its independent legal advisor, met first with management and then in an executive session to discuss the outstanding proposal and whether it would be feasible and in the best interests of the Company to complete before the end of the year. Management indicated that the transaction could bring immediate value for the 2021 tax year and also would allow the Company to be in a better position for other contemplated M&A activity, in terms of improved financial statements and potential equity value creation, as determined by the Company’s external financial advisor..

With the authorization of the Special Committee, the Special Committee’s independent legal advisor engaged in discussions with representatives of Azzurro regarding potential terms for a transaction. Following various discussions, the Special Committee, through its independent legal advisor, informed representatives of Azzurro that it was to prepared to accept Azzurro’s latest proposal at such time.

Accordingly, for reasons relating to timing, pricing, availability of management and the Special Committee during the holiday season and continued COVID recovery, the acquisition of AB was then paused for further consideration.

Potential Transaction with MTE (January 2022 through Present)

On January 3, 2022, MTE legally changed its name to “Metaverse Travel Experiences, Inc.” and hired a team of professionals who began building worldwide relationships with creators and providers of high quality Metaverse experiences with the goal of brokering contacts between such creators/ experience providers and businesses planning to market Metaverse experiences to consumers. On March 1, 2022, MTE entered into the Service Agreement with the Company pursuant to which MTE would scout Metaverse travel experiences and creators for the Company. In that same month, MTE sold the database to Travelzoo (after Travelzoo had successfully transitioned the email addresses and realized value of more than $1M in purchases from the database) to consolidate its business operations and focus on Metaverse experience scouting.

In April 2022, two members of the Special Committee rotated off the Board due to long tenure on the board and in support of corporate governance best practices. Also in April 2022, the Company elected two new independent directors to the Board, with one independent director continuing from before.

On May 23, 2022, Azzurro submitted a new proposal to the Company for an issuance of 3,363,000 new shares of common stock of the Company in exchange for consideration comprised of 100% of the equity interests of MTE, a cash payment of $1,000,000 and a promissory note to be paid on or before December 31, 2022.

On May 24, 2022, the board of directors of the Company re-appointed the Special Committee via a unanimous written consent, which included the two recently elected independent directors and one independent director who previously served on the Special Committee, to determine whether a potential transaction as proposed by Azzurro would be in the best interests of the Company and its stockholders, other than Azzurro and its affiliates and review, evaluate and negotiate the terms of any definitive agreements, as well as appoint independent legal, financial and other advisors, in their discretion. The new Special Committee agreed to re-appoint Ballard Spahr LLP as its independent legal advisor and Stout Risius Ross LLC as its independent financial advisor.

Management commenced updating the U.S. taxable income forecast and NOL utilization analysis for the benefit of the Special Committee. Management also coordinated with Grant Thornton on a further update of their technical memo to include more details surrounding the new transaction structure. Management also updated the presentation, previously provided to the Special Committee considering the former potential transaction, to account for the new view of management as to the updated potential transaction structure.

Management, with the approval of the Special Committee, also requested that Grant Thornton refresh its diligence report previously conducted on AB, now that the entity had become MTE. Management also refreshed its calculations regarding the shares and proposed consideration and shared with the Special Committee and its independent legal advisor.

On June 18, 2022, the Special Committee, along with its independent legal advisor, met with management of the Company to discuss the potential transaction. Following the meeting, the Special Committee requested that representatives of Ballard Spahr further review the tax analysis conducted by Grant Thornton. The Special Committee also authorized management of the Company to have informal discussions with various banking partners to understand potential terms for a financing transaction as an alternative to the proposed transaction.

The Special Committee also agreed that Company management in coordination with the representatives of Ballard Spahr should prepare an initial draft of a term sheet for the proposed transaction. On July 8, 2022, the Special Committee and its independent legal advisor met with members of Company management to review the proposed term sheet draft. A revised term sheet was provided to the Special Committee on July 14, 2022 in response to the Special Committee’s feedback. With the approval of the Special Committee, the Special Committee’s independent legal advisor sent the draft term sheet to Azzurro on July 18, 2022.

On August 22, 2022, the Special Committee’s independent legal advisor and the Company’s General Counsel met with a representative of Azzurro to discuss the term sheet. Following that conversation, Azzurro returned comments to the term sheet for review by the Special Committee.

On August 29, 2022, the Special Committee and its independent legal advisor met with the Company’s General Counsel to discuss Azzurro’s feedback on the term sheet. Following the call, an updated draft of the term sheet was circulated for review. After additional edits, the Special Committee confirmed to its independent legal advisor that the revised draft was approved and the Special Committee’s independent legal advisor sent the revised term sheet to Azzurro on September 8, 2022.

On September 7, 2022, the scope of services being provided pursuant to the Service Agreement was amended by mutual agreement of Azzurro and the Company.

On October 18, 2022, Grant Thornton provided an updated draft of the technical memo, accounting for the new proposed transaction. Its conclusions did not materially change, however, the facts were significantly updated to account for the new Metaverse business and the fact that the proposed transaction was now structured as an issuance of shares, with a merger included as consideration, instead of just a merger transaction. Specifically, the memo was updated to review the transaction as a qualified stock purchase under section 338(d)(3) followed by a section 332 liquidation, instead of as a tax-free reorganization as was previously contemplated.

On October 31, 2022, Azzurro responded to the Special Committee’s independent legal advisor with comments to the term sheet. On November 4, 2022, the Special Committee and its independent legal advisor met with members of management to review such comments to the term sheet and the Special Committee’s feedback. The Special Committee’s independent legal advisor and Company management prepared an updated term sheet based on the Special Committee’s comments. An updated draft of the term sheet was returned to Azzurro on November 10, 2022.

Azzurro provided comments to the term sheet to the Special Committee’s independent legal advisor on November 15, 2022. In the meantime, management of the Company worked to update the U.S. taxable income forecast and NOL utilization analysis in order for Stout to provide an updated analysis. Stout also conducted a review of the VWAP of the Company’s stock price.

On November 15, 2022, Azzurro engaged Morrison Cohen LLP to act as its legal advisor in connection with the proposed transaction.

On November 17, 2022, management of the Company provided an updated U.S. taxable income forecast and NOL utilization analysis to the Special Committee and Stout.

On November 18, 2022, the Special Committee met with its independent legal advisor and management to discuss the latest term sheet. Management represented its view to the Special Committee that it would be beneficial to the Company if a transaction could be completed before the end of the year, so that any tax benefit from the NOLs could be applied against 2022, when the Company was estimated to have lower cash levels. During executive session, the Special Committee considered the feedback received from Azzurro on the term sheet and authorized the Company’s General Counsel and the Special Committee’s independent legal advisor to negotiate the remaining open items and finalize the term sheet as soon as possible. The Special Committee also provided its approval to begin preparation and negotiation of the draft Stock Purchase Agreement.

Following the meeting, the revised term sheet was delivered to Azzurro, which confirmed it had no further comments. The Company’s General Counsel, with authority granted by the Special Committee, and a representative of Azzurro, executed the nonbinding term sheet on November 18, 2022.

Thereafter, the Company’s General Counsel, along with the Special Committee’s independent legal advisor, prepared and negotiated the terms of the draft Stock Purchase Agreement with Azzurro and its counsel over the next week.

The Special Committee met on November 22, 2022 with its independent legal advisor and members of management to receive an update on the status of the Stock Purchase Agreement negotiations and provide input on certain open points. In light of feedback provided during such meeting, the Special Committee’s independent legal advisor continued negotiations with Azzurro. On November 23, 2022, the Special Committee held a meeting with its independent legal advisor and Stout, as well as, for a portion of the meeting, certain members of Company management, to present to the Special Committee Stout’s fairness analysis. The representatives of Stout reported that they were prepared to issue a fairness opinion if requested by the Special Committee.

From November 23 through 25, 2022, the Special Committee’s counsel, in coordination with management, continued negotiations with Azzurro in order to finalize the Stock Purchase Agreement. Also, on November 25, 2022, Stout delivered to the Special Committee its updated fairness analysis and fairness opinion, and the Special Committee approved the Stock Purchase Agreement subject to final changes agreed upon by the Special Committee.

On November 25, 2022, the Company’s General Counsel, with the unanimous approval of the special committee, and a representative of Azzurro executed the Stock Purchase Agreement.

On November 25, 2022, the Company filed a Form 8-K disclosing the execution of the Stock Purchase Agreement and then filed the preliminary proxy statement..

Description of the Stock Purchase Agreement

Consideration

On November 25, 2022, we entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Azzurro, providing for the issuance of 3,410,000 shares (the “Shares”) of common stock of the Company (the “Common Stock”), in exchange for consideration comprised of (a) $10 million, payable at the election of Azzurro, in cash or as a combination of no less than $2 milion in cash and the remaining up to $8 million in the form of a secured promissory note; and (b) shares of common stock representing all of the outstanding equity securities of MTE , such that following the consummation of the proposed issuance, Azzurro and its affiliates will own greater than 50% of the common stock of the Company. The Stock Purchase Agreement contemplates that the offer and sale of the Shares will be made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) or another available exemption from registration.

The Stock Purchase Agreement contemplates an issuance price for the Shares equal to $5.88 per share (the “Issuance Price”), which was the 15-day volume-weighted average price (“VWAP”) of the shares of common stock of the Company as of the date of execution of the Stock Purchase Agreement calculated by Stout, which results in an aggregate purchase price for the issuance of the Shares of $20,050,800.

Purchase Price Adjustment

The Stock Purchase Agreement contains a purchase price adjustment, whereby if the Nasdaq closing stock price of the Company during the period between the signing of the Stock Purchase Agreement and the closing of the transactions contemplated under the Stock Purchase Agreement (the “Closing) increases or decreases by more than 10%, with such increase sustained for 15 consecutive trading days or more, then the Issuance Price shall be increased or decreased, as applicable, to the Company’s 15-day volume-weighted average price (VWAP) of the shares of common stock of the Company as of the date of Closing.

Registration of the Shares

Following the Closing, the Company shall file a registration statement covering the resale of the Shares by Azzurro issued in exchange for the cash consideration actually paid by Azzurro at Closing and MTE.

Representations and Warranties/Indemnification

The Stock Purchase Agreement contains customary representations and warranties surrounding MTE, the business of MTE and the NOLs and a corresponding right to indemnification of the Company by Azzurro. The Stock Purchase Agreement also contains customary indemnification provisions, including for breaches of representations and warranties made by MTE and Azzurro, including tax representations relating specifically to the NOLs. In the case of a Loss (as defined in the Stock Purchase Agreement), Azzurro would be required to indemnify the Company.

Conditions That Must Be Satisfied or Waived for the Issuance to Occur

The obligations of the parties to consummate the transactions contemplated by the Stock Purchase Agreement are subject to, among other things, the approval of the stockholders of the Company, that Azzurro and its affiliates have sufficient ownership so that upon the issuance of the Shares Azzurro and its affiliates will hold more than 50.0% of the Company. Azzurro is also obligated to resolve all outstanding shareholder loans in the financial statements of MTE in a manner satisfactory to the Company. Azzurro must also have sufficient ownership prior to the Closing so that upon the issuance of the Shares, Azzurro, together with its affiliates, shall have greater than 50% ownership (in order to allow full utilization of the NOLs of MTE). The Stock Purchase Agreement also contains customary conditions to closing, such as requiring that no governmental authority shall have enacted any order which would make the transaction illegal, and that the representations, warranties and covenants of MTE, Azzurro and the Company shall be true and correct as of the Closing Date, and that the Investor, MTE and the Company shall have complied in all material respects with the SPA and any related agreements.

Termination

The Stock Purchase Agreement may be terminated at any time prior to the Closing upon the mutual written consent of the parties, by the Company if there is an increase in the Nasdaq closing stock price of the Company by 15% or more sustained for a period of 15 consecutive business days or more, and by Azzurro if there is a decrease in the Nasdaq closing stock price of the Company by 15% or more sustained for a period of 15 consecutive business days or more. The Stock Purchase Agreement contains an outside date of March 31, 2022, at which time, either party may terminate the Stock Purchase Agreement, with notice to the other party. There are no termination fees payable by either party in connection with a termination pursuant to the Stock Purchase Agreement or related agreements.

Standstill

The Stock Purchase Agreement provides that Azzurro may not, for the period of 12 months following the Closing Date and subject only to customary exceptions, sell, transfer or dispose any shares of the Company held by Azzurro if such sale, transfer or disposal would reduce the total number of shares of the Company held by Azzurro below 3,410,000 (with such minimum number of shares to be held by Azzurro not including any shares that are issued in the Issuance and pledged as collateral securing the Promissory Note).

The Stock Purchase Agreement is included as Annex A to this proxy statement. The description set forth herein is qualified in its entirety by the text of the Stock Purchase Agreement, which is incorporated by reference herein.

The Merger Agreement

The form of merger agreement (the “Merger Agreement”) attached to the Stock Purchase Agreement as Exhibit A provides that upon the closing of the Issuance, MTE will merge with and into Merger Sub Inc., a Delaware corporation (“Merger Sub"), with MTE as the surviving entity, and then, immediately following the merger of Merger Sub into MTE, and as part of the overall transaction, MTE will merge with and into Merger Sub LLC, a Delaware limited liability company (“Merger Sub LLC”) that will be disregarded as an entity separate from the Company, with Merger Sub LLC as the surviving entity.

As advised by Grant Thornton LLP (“Grant Thornton), the Company’s tax advisor, the Issuance and the Merger would be treated as a qualified stock purchase under section 338(d)(3) followed by a section 332 liquidation pursuant to the United States Internal Revenue Code of 1986, as amended (the “Code”). Additionally, upon the closing of the Issuance, Azzurro’s ownership of the Company would surpass 50%, meaning due to the overlap of Azzurro’s ownership, the acquisition would not result in an ownership change undersection 382(g) of the Code the NOLs of MTE would not be limited as a result of the proposed restructuring.

A technical memorandum prepared by Grant Thornton for the Company analyzed whether the Issuance and the Merger will be treated as a qualified stock purchase under section 338(d)(3) followed by a section 332 liquidation, whether the potential transaction would not result in an ownership change under section 382(g) of the Code and whether the potential transaction is subject to section 269. Based on Grant Thornton’s analysis of the facts, Grant Thornton stated that it is more likely than not that the potential transaction will be treated as a qualified stock purchase under section 338(d)(3) followed by a section 332 liquidation, did not result in an ownership change and is not subject to Section 269, meaning it is more likely than not that the Company can fully utilize the approximately $63 million in NOLs of MTE, by applying them against the Company’s taxable income in the United States (US).

The Promissory Note

Should Azzurro be unable to pay the full $10 million in cash at the closing of the Issuance (the “Closing”), the Company is willing to accept a portion of the Purchase Price in the form of a secured promissory note (the “Promissory Note”). The Promissory Note shall be full recourse, secured by a pledge of 2 million of the Shares, representing the principal value of the Promissory Note, plus a safety margin. The Promissory Note shall contain an interest rate of 12% per annum. An amount equal to the principal amount of the Promissory Note plus interest accrued thereon until March 15, 2023 minus $3 million shall be due on or before March 15, 2023, and the remaining $3 million plus accrued interest for the time from March 15, 2023 until June 30, 2023 shall be due on or before June 30, 2023. The principal amounts and interest owing under the Promissory Note may be prepaid by Azzurro without penalty.

In order to ensure the collateral under the Promissory Note remains at the right amount to provide sufficient security for Azzurro’s obligations while also not over-securing Azzurro’s obligations, there is an adjustment mechanism which allows the Company to increase and Azzurro to decrease the collateral proportionately in the case of a decrease or increase, as applicable, of the Nasdaq closing stock price of the Common Stock of 10% or more with such decrease or increase, as applicable, sustained for 15 consecutive business days or more.

Upon the occurrence of an Event of Default (as defined in the Promissory Note to include a default on payment obligations or insolvency), the Company may exercise all of the rights of a secured party under the Uniform Commercial Code, without demand, notice of any kind, etc.

The form of Promissory Note is included as Exhibit B to the Stock Purchase Agreement.

Why We Need Shareholder Approval

The Company is proposing the Issuance Proposal in order to comply with Nasdaq Listing Rule 5635(a) and 5635(d). Nasdaq Listing Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if any Substantial Shareholder (as defined by Rule 5635(e)(3)) in the consideration to be paid in the transaction and the potential issuance of common stock could result in an increase in the outstanding common shares of 5% or more. The Shares being issued, even solely in exchange for MTE and not considering the Shares issued in exchange for cash or the Promissory Note, constitute greater than 5% of the outstanding Common Stock.

Nasdaq Listing Rule 5653(d) requires stockholder approval prior to a 20% Issuance (meaning, a transaction other than a public offering, involving the issuance of common Stock by a company, which equals 20% or more of the common stock outstanding before the issuance) at a price that is less than the Minimum Price (meaning the lower of the Nasdaq Official Closing Price immediately preceding the signing of the SPA or the five-day trading average). The Shares being issued constitute approximately 27.5% of the Common Stock before the Issuance and the price of $5.88, which is based on the 15-day volume-weighted average price of the shares of common stock of the Company prior to the signing of the SPA, is less than the Minimum Price of $6.10.

Effect of the Issuance Proposal on Current Stockholders

We will issue shares of common stock that represent approximately 27.5% of our outstanding shares of common stock prior to the Issuance to Azzurro in the Issuance. When the Issuance occurs, Azzurro will have ownership of more than 50% of the Company. As a result, the percentage ownership of the Company held by each of our current stockholders will be smaller than such stockholder’s percentage ownership of the Company prior to the Issuance. Our current stockholders will, therefore, have proportionately less ownership and voting interests in the Company following the Issuance than they have now. In addition, if the value of the Shares is less than the value of the Company, then our existing stockholders will experience dilution in the value of their shares of common stock.

Interests of the Company’s Executive Officers and Directors in the Acquisition

When considering the recommendation of the Special Committee, you should be aware Azzurro is the Company’s largest stockholder and is wholly owned by The Ralph Bartel 2005 Trust, whose sole beneficiary is Ralph Bartel, the Chairman of the Board of the Company. Mr. Ralph Bartel’s brother, Mr. Holger Bartel, is the Global Chief Executive Officer of the Company and is affiliated with MTE as a member of its board of directors.

The Special Committee have taken these additional interests into considerations and ensured that a fair process was followed to avoid any conflicts of interest. The members of the Special Committee are independent, dis-interested directors, with no affiliation to Mr. Ralph Bartel, Mr. Holger Bartel, Azzurro or MTE. The Special Committee appointed independent financial and legal advisors to advise on the proposed transaction and ensure its fairness to the Company and all of its stockholders, excluding Azzurro and its affiliates.

Vote Required

The approval of the Nasdaq Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by the holders of Common Stock, voting together as a single class, as of the Record Date, present in person (which would include presence at a virtual meeting) or by proxy at the special meeting and entitled to vote thereon. Abstentions, broker non-votes and the failure to vote by proxy or in person (which would include presence at a virtual meeting) at the special meeting will have no effect on the approval of the Issuance Proposal.

Recommendation of the Special Committee of the Board of Directors

While the mechanics and purpose of the proposed transaction have evolved over time, the main business reasons for pursuing the issuance and acquisition of MTE now are, in the opinion of management of the Company and the Special Committee, (1) to strengthen Travelzoo’s balance sheet and working capital with (a) a capital injection in the form of cash and a debt note, (b) the elimination of the monthly retainer fee ($25,000 per month) and commission (25% of paid membership sales once Travelzoo META launches) payable by Travelzoo to MTE under the terms of the existing service agreement, which commission is expected to be significant, and (c) increase in available cash due to the expected elimination of tax payments by Travelzoo in the United States upon the successful completion of the proposed transaction, and (2) the building out of Travelzoo’s Metaverse business by giving Travelzoo direct control over the Metaverse scouting services and related connections. Based on the insights and experiences gained over the period since the entry into the service agreement, in particular in relation to the uncertainty of expected subscriber numbers as well as expected margins, Travelzoo’s management believes that the acquisition of MTE will likely be economically more attractive for the Company than continuing to pay the monthly fee and any future (and potentially very high) commission share under the service agreement.

In combination with the other advantages presented by the proposed transaction, a capital raise by way of the proposed issuance appears superior to alternative options. Specifically, one alternative option of obtaining a debt facility (most likely a revolving credit facility) would, as confirmed by Travelzoo’s banking partner, come with considerable restrictions in the form of covenants and pledges of security interests over Travelzoo’s most valuable assets (cash, intellectual property, subsidiaries, etc.), neither of which are present in the proposed transaction.

The other alternative option of raising equity from existing stockholders other than Azzurro or new investors presents the disadvantage that such stockholders or investors, when invited to acquire a considerable stake in a issuance, will likely request a non-negligible discount on the VWAP of the Company’s common stock. A public offering, in turn, would be more costly than an issuance because of added legal and administrative requirements. Such alternative equity issuance would also not present the added advantages of the proposed transaction relating to MTE (elimination of payment obligations under service agreement; direct control over Metaverse experience scouting; utilization of MTE’s NOLs), nor would it further management’s strategic goal to ensure long term stability and continuity in Travelzoo’s stockholder base on the basis of a robust corporate governance and compliance framework designed for a company with a controlling stockholder.

Additionally, and contrary to the outright acquisition of the database from MTE, MTE’s Metaverse scouting business is not an asset that could easily be bought by Travelzoo without acquiring MTE as a whole, since it is constituted of goodwill in the form of name recognition and contacts established on behalf of and in the name of MTE.

Management Projections

In connection with management and the Special Committee’s review of the Issuance and the Merger, management of the Company provided the Special Committee and its financial advisor, Stout, with forecasts of the expected US taxable income and utilization of the NOLs in three scenarios (scenario 1 – baseline; scenario 2 – moderate growth; and scenario 3 – slowest growth due to delayed recovery from the pandemic). The projected US taxable income and NOL utilization for each of the scenarios that management provided are as follows:

	2022	2023	2024	2025	2026	2027	2028	2029	2030	Total
Projected US Taxable Income
Scenario 1	$8,588,000	$15,884,700	$22,387,255	$24,919,705	$27,674,127	$ 29,450,928	$31,336,224	$33,336,422	$35,003,243	$228,580,604
Scenario 2	$8,588,000	$11,864,120	$16,158,356	$19,856,289	$21,031,202	$ 22,465,170	$23,989,957	$25,611,060	$26,891,613	$176,455,766
Scenario 3	$7,358,000	$9,172,100	$12,157,215	$15,080,518	$15,704,871	$ 16,530,209	$17,390,932	$18,288,421	$18,837,074	$130,519,340

Estimated NOL Utilization
Scenario 1	$8,588,000	$15,884,700	$22,387,255	$16,445,785	$ -	$ -	$ -	$ -	$ -	$63,305,740
Scenario 2	$8,588,000	$11,864,120	$16,158,356	$19,856,289	$6,838,976	$ -	$ -	$ -	$ -	$63,305,740
Scenario 3	$7,358,000	$9,172,100	$12,157,215	$15,080,518	$19,537,907	$ -	$ -	$ -	$ -	$63,305,740

Cash Tax Savings (21.6%)
Scenario 1	$1,855,008	$3,431,095	$4,835,647	$3,552,290	$ -	$ -	$ -	$ -	$ -	$13,674,040
Scenario 2	$1,855,008	$2,562,650	$3,490,205	$4,288,958	$1,477,219	$ -	$ -	$ -	$ -	$13,674,040
Scenario 3	$1,589,328	$1,981,174	$2,625,958	$3,257,392	$4,220,188	$ -	$ -	$ -	$ -	$13,674,040

Opinion of Stout Risius Ross, LLC

On November 25, 2022, Stout delivered its opinion to the Special Committee that, as of November 25, 2022 and based upon the subject to the factors and assumptions set forth therein, the aggregate consideration consisting of (a) $10 million, payable, at the election of Azzurro, in cash or as a combination of no less than $2 million in cash and up to $8 million in the form of a secured promissory note; and (b) shares of common stock representing all of the outstanding equity securities of MTE, to be paid for 3,410,000 shares of Common Stock was fair, from a financial point of view, to the Company.

Stout’s opinion was directed to the Special Committee and only addressed the fairness, from a financial point of view, of the consideration to be paid by the Company pursuant the Issuance. The Opinion does not address any other aspect or implication of the Issuance. The summary of Stout’s opinion in this information statement is qualified in its entirety by reference to the full text of the written opinion. The full text of the written opinion of Stout, dated November 23, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Stout provided advisory services and its opinion for the information and assistance of the Special Committee in connection with its consideration of the Issuance. The Stout opinion is not a recommendation as to how any holder of the Company’s Common Stock should vote with respect to the Issuance or any other matter.

In arriving at its opinion, Stout reviewed, among other facts and data that they deemed relevant in reaching their conclusions:
a.The draft of the Stock Purchase Agreement, dated November 24, 2022;
b.The draft of the Secured Promissory Note agreement, received November 22, 2022, relating to the promissory note;
c.The draft of the Memorandum Regarding Azzurro Issuance, prepared by Grant Thornton, dated October 18, 2022;
d.The draft of the Tax Due Diligence Report prepared by Grant Thornton, dated June 2021;
e.The draft of the the Company Reorg Illustrative Plan, prepared by Grant Thornton, dated February 2021;
f.Certain publicly available business and financial information relating to the Company that Stout deemed to be relevant;
g.Certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including:
i.certain information from the Company’s Form 10-K filings for the years ended December 31, 2017 through 2021 and Form 10-Q filing for the period ended September 30, 2022;
ii.certain information from the Company’s internally prepared income statements for its U.S. operations for the fiscal years ended December 31, 2016 through 2021, and for the year-to-date periods ended September 30, 2021 and 2022;
iii.certain information from the Company’s U.S. federal income tax returns for the fiscal years ended December 31, 2017 through 2021; and
iv.financial projections relating to the Company’s U.S. operations as prepared by Company management for the fiscal years ending December 31, 2022 through 2030.
h.The Service Agreement between MTE and the Company (Asia) Limited, a wholly owned subsidiary of the Company, dated March 1, 2022;
i.MTE’s federal income tax returns for the fiscal years ended December 31, 2018 and 2019, and internally prepared financial statements for the fiscal years ended December 31, 2011 through 2021;
j.Publicly available financial data of certain companies with publicly traded equity securities that Stout deemed relevant;
k.Discussions with the Company’s management and certain of its representatives concerning the business, industry, history, and prospects of the Company, MTE, the Issuance and related matters; and
l.A certificate from senior management of the Company containing, among other things, representations regarding the accuracy of the information, data, and other material (financial or otherwise) provided to Stout by or on behalf of the Company.

No opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Stout was not requested to opine as to, and its opinion does not in any manner address the following: (i) the underlying business decision of the Company, its security holders, the Board, the Special Committee, or any other party to proceed with or effect the Issuance; (ii) the merits of the Issuance relative to any alternative business strategies that may exist for the Company or any other party or the effect of any other Issuances in which the Company or any other party might have engaged; (iii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Issuance or otherwise, except as expressly addressed in Stout’s opinion; (iv) the fairness of any portion or aspect of the Issuance to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, not specifically addressed in Stout’s opinion; (v) the solvency, creditworthiness or fair value of the Company or any other participant in the Issuance under any applicable laws relating to bankruptcy, insolvency or similar matters or (vi) how the Board, the Special Committee, the Company’s security holders or any other person should act with respect to the Issuance.

Stout’s opinion was intended to be utilized by the Special Committee as only one input to consider in its process of analyzing the Issuance. Further, Stout’s opinion was not intended to and does not constitute a recommendation to any security holder of the Company as to how such person should vote in regard to the Issuance. Moreover, Stout was not engaged to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Issuance, the assets, businesses or operations of MTE, the Company, or any other party, or any alternatives to the Issuance, or (ii) negotiate the terms of the Issuance.

Stout did not conduct a physical inspection of the Company’s or MTE’s facilities or assets. Stout assumed, with the consent of the Special Committee, that the final executed form of the Stock Purchase Agreement would not differ materially from the draft of the Stock Purchase Agreement that it examined, that the conditions to the Issuance as set forth in the draft of the Stock Purchase Agreement would be satisfied, and that the Issuance would be consummated on a timely basis in the manner contemplated by the draft of the Stock Purchase Agreement. Stout’s opinion was necessarily based on business, economic, market, and other conditions as they existed and could be evaluated by Stout at the date of its opinion. Although subsequent developments may affect Stout’s opinion, Stout does not have any obligation to update, revise, or reaffirm its opinion. Stout reserves the right, however, to withdraw, revise, or modify its opinion based upon additional information that may be provided to or obtained by it after the date of its opinion that suggests, in Stout’s judgment, a material change in the assumptions upon which its opinion was based.

Stout’s opinion was furnished for the use and benefit of the Special Committee in connection with the Issuance, and is not intended to be used, and may not be used, for any other purpose, without Stout’s express, prior written consent. Stout has consented to the reproduction of its opinion in this information statement and to the inclusion of our summary of its opinion as it appears in this proxy statement.

Summary of Financial Analyses

In preparing its opinion to the Special Committee, Stout performed a variety of analyses, including those described below. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. Stout arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole. Stout did not form a conclusion as to whether any individual analysis, when considered independently of the other analyses conducted by Stout, supported or failed to support its opinion as to the fairness, from a financial point of view, of the consideration to be paid by the Company pursuant to the Stock Purchase Agreement. Further, Stout did not specifically rely or place specific weight on any individual analysis. Rather, Stout believes that its analyses must be considered in their entirety, and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors together, could create a misleading or incomplete view of the processes underlying the analyses performed by Stout in connection with the preparation of its opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

In rendering its opinion, Stout assumed and relied upon the accuracy and completeness of all financial and other information that was publicly available, furnished by the Company, or otherwise reviewed by or discussed with Stout without independent verification of such information. Stout’s opinion is premised on the assumption that the assets, liabilities, financial condition, and prospects of the Company and MTE, as of the date of its opinion, have not changed materially since September 30, 2022 and December 31, 2021, respectively, the dates of the most recent financial statements made available to Stout. Stout assumed, without independent verification, the accuracy of, and relied upon, the representations and warranties contained in the draft Stock Purchase Agreement that it reviewed. Stout assumed, without independent verification, that the financial forecasts and projections provided to Stout were prepared in good faith and reflect the best currently available estimate of the future financial results of the Company, and relied upon such projections in arriving at its opinion. Stout was not engaged to assess the reasonableness or achievability of these forecasts and projections or the assumptions upon which they were based. Stout expressed no view as to those forecasts, projections, or assumptions. Stout assumed that the Issuance would be consummated on the terms described in the draft Stock Purchase Agreement, without any waiver of any material terms or conditions by the parties to the draft Stock Purchase Agreement. Stout’s opinion was necessarily based on business, economic, market, and other conditions as they existed and could be evaluated by Stout at the date of its opinion.

Stout’s opinion was provided to the Special Committee in connection with its consideration of the proposed Issuance and was only one of many factors considered by the Special Committee in evaluating the proposed Issuance. Neither Stout’s opinion nor its analyses were determinative of the Issuance consideration or of the views of the Special Committee or management with respect to the Issuance or the consideration payable therein. The type and amount of consideration payable in the Issuance were determined through negotiation between the Company/the Special Committee and Azzurro. The decision to enter into the Issuance was solely that of the Special Committee.

The implied reference range values indicated by Stout’s analyses, and the estimates upon which they are based, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which assets, businesses or securities may actually be sold, which may depend on a variety of factors, many of which are beyond our control. Much of the information used in, and accordingly the results of, Stout’s analyses are inherently subject to substantial uncertainty.

The following is a summary of the material analyses reviewed by Stout with the Special Committee in connection with Stout’s opinion rendered on November 25, 2022. The order of the analyses below does not represent relative importance or weight given to those analyses by Stout. In addition, the analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Stout’s analyses.

Implied Value of the Consideration

For the purposes of its analysis, Stout calculated implied ranges of values for the consideration to be issued in the Issuance and compared these implied ranges of values of the consideration to the implied ranges of equity values to the

Company contributed by Azzurro in the Issuance. The consideration consists of 3,410,000 shares of common stock in the Company.

In calculating the implied range of values of the consideration (the Shares), Stout considered the historical trading activity in the Company's common stock from November 24, 2021 through November 23, 2022. During this time period, the common stock of the Company traded in a range from $4.43 per share to $10.59 per share. Stout considered the range of trading prices implied by a 20-day and a 10-day volume-weighted average price of $5.75 per share and $5.98 per share, respectively, as of November 23, 2022, as provided by Bloomberg L.P. Stout calculated a range of implied values for the Shares of $19.6 million to $20.4 million based on the 3,410,000 shares of common stock issued in the Issuance times the 20-day and 10-day volume weighted-average prices, respectively.

Discounted Cash Flow Analysis

The Company management represented that the Company was not expected to incur any incremental expenses from MTE following the Issuance. the Company management represented that the the Company Meta business was still in the startup phase, and no financial projections for the business were available. However, the Company management stated that MTE’s costs associated with the Company Meta’s business approximated the monthly payment that the Company pays to MTE under the Service Agreement. Therefore, the measurable financial impact to the Company from the Issuance was the estimated tax savings from the net operating losses (“NOLs”) from MTE and the value of the cash or the cash and promissory notes contributed to the Company.

Stout performed a discounted cash flow analysis of tax benefits of the NOLs of MTE expected to be realized by the Company based on the Company management’s financial projections. In performing its discounted cash flow analysis, Stout calculated the present values of the Company’s estimated income tax savings, based on income tax rate of 21.6%, of the Company management’s projected utilization of the NOLs for the calendar years ending December 31, 2022 through December 31, 2027 for the base case scenario, the moderate case scenario, as well as the low case scenario. These scenarios are based on Company management's long-term forecasts. The estimated income tax savings for each of these scenarios were discounted to present value based on a range of discount rates of 16.75 % to 18.75%, which were based upon the Company’s estimated required return on equity. As the Company would receive $10 million in cash or a combination of cash and promissory notes and was not expected to assume any liabilities in the Issuance, the range of present values of the estimated tax savings plus $10 million resulted in the estimated range of implied equity values to the Company in the Issuance.

The Company’s estimated required return on equity used in the analysis was based upon information from various independent sources (including the Board of Governors of the Federal Reserve, Kroll Cost of Caputal Navigator™, Bloomberg L.P. and S&P Capital IQ, Inc.) concerning market risk-free interest rates, market equity risk premiums, equity betas, small stock risk premiums, and its assumed capital structure. Further, a current market risk adjustment and a company-specific risk premium were added to the cost of equity capital in order to account for unaccounted levels of systematic risk in the market (and the low yield for risk-free securities) as well as the heightened risk of regulation in areas of geographic concentration, respectively.

Based on the assumptions above, the discounted cash flow analysis resulted in the implied equity value reference ranges for the base case, moderate, and low case scenarios, as presented below, which were compared to the implied ranges of values of the consideration in the Issuance (the Shares) of $19.6 million to $20.4 million based on the 3,410,000 shares of common stock in the Company times the 20-day and 10-day volume weighted average prices of $5.75 per share and $5.98 per share, respectively.

Implied Equity Value to the Company
Reference Range
Base case scenario	$20.6 million - $20.9 million
Moderate case scenario	$20.1 million - $20.4 million
Low case scenario	$19.4 million - $19.8 million

After careful analysis, Stout provided an opinion to the Special Committee that the consideration to be paid by the Company in the Issuance is fair, from a financial point of view, to the Company.

Trading Range Analysis

Stout performed a trading range analysis with respect to the historical share prices of the Company’s common stock. Stout noted that the low and high closing trading prices per share of the Company’s common stock during the 52-week period ending on November 23, 2022 were $4.43 and $10.59. As of November 23, 2022, the closing price per share of was $6.29. Stout's review of the trading range was for reference only.

Other Matters

The Special Committee engaged Stout based on Stout’s experience and reputation. Stout is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations, and for other purposes. The issuance of Stout’s opinion was approved by an internal committee of Stout authorized to approve opinions of this nature. the Company has agreed to pay Stout a fee of $150,000 payable upon the issuance of its opinion and paid Stout a fee of $50,000 in connection with its engagement with the Special Committee related to its consideration of a Issuance involving AB. No portion of Stout’s fee was contingent upon the successful completion of the Issuance. Further, none of Stout’s employees who worked on the engagement had any known financial interest in the assets or equity of the Company, MTE or Azzurro or the outcome of the engagement. Stout has provided financial advisory services to the Special Committee and the Company within the last two years. During 2021, Stout served as financial advisor to the Special Committee in connection with another Issuance that the Special Committee considered. Stout received a customary fee this engagement and disclosed and discussed such engagement with the Special Committee prior to serving in its capacity for the Issuance. the Company has also agreed to reimburse Stout for certain expenses and to indemnify Stout and certain related parties against certain liabilities and other losses associated with any third-party claim (including security holder actions) relating to or arising as a result of Stout’s services or engagement

THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY RECOMMEND A VOTE “FOR” THE ISSUANCE PROPOSAL.

APPROVAL OF THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

(Proposal No. 2)

We are asking our shareholders to consider and vote on a proposal to adjourn or postpone the special meeting to solicit additional proxies in the event that the Company fails to receive a sufficient number of votes to approve the Issuance Proposal (the “Adjournment Proposal”). The Company currently does not intend to propose adjournment or postponement at the special meeting if there are sufficient votes to approve the Issuance Proposal.

Vote Required

The Adjournment Proposal will be approved if the votes cast in favor of the Adjournment Proposal exceed the votes cast opposing the Adjournment Proposal.

Recommendation of the Special Committee of the Board of Directors

THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY RECOMMEND A VOTE “FOR” THE ISSUANCE PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of our common stock beneficially owned as of November 22, 2022 by (a) each director of the Board of Directors, (b) each named executive officer, (c) all executive officers and directors as a group, and (d) each person known by the Company, as of November 22, 2022, to beneficially own more than 5% of the outstanding shares of Common Stock of the Company. In general, shares "beneficially owned" include those shares a person has or shares the power to vote, or the power to dispose of.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total (5)
Directors and Executive Officers
Ralph Bartel (1)	4,696,603	36.34%
Holger Bartel (2)	816,000	6.31%
Christina Sindoni Ciocca (3)	37,288	0.29%
Michael Karg	—	—
Volodymyr Cherevko	—	—
Carrie Liqun Liu	—	—
Wayne Lee (4)	3,000	0.02%
Directors and executive officers as a group (7 persons)	5,552,891	42.96%
* Persons Owning More Than 5% of Common Stock
(1)Ralph Bartel indirectly holds a controlling interest of Azzurro Capital Inc., which is the holder of 4,253,858 shares, through The Ralph Bartel 2005 Trust. Mr. Ralph Bartel holds 242,745 shares and 200,000 options that are exercisable on November 22, 2022 or become exercisable within 60 days of November 22, 2022.
(2)Mr. Holger Bartel holds 600,000 options, 300,000 of which are exercisable on November 22, 2022 or become exercisable within 60 days of November 22, 2022. Mr. Holger Bartel holds 516,000 shares of Common Stock.
(3)Ms. Christina Sindoni Ciocca holds 75,000 options, 25,000 of which are exercisable on November 22, 2022 or become exercisable within 60 days of November 22, 2022. Ms. Ciocca holds 12,288 shares of Common Stock.
(4)Mr. Wayne Lee holds 3,000 shares of Common Stock.
(5)For each person and group indicated in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 12,399,709 shares of common stock outstanding as of November 22, 2022, plus the number of shares of Common Stock that such person or group had the right to acquire within 60 days after November 22, 2022.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated by reference herein.

This document incorporates by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed previously with the SEC and contains important information about the Company and its financial condition, including information contained in our 2021 Annual Report under the captions “Financial Statements and Supplementary Data,” “Management's Discussion and Analysis of Financial Condition and Results of Operations,” “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure,” and “Quantitative and Qualitative Disclosures about Market Risk.” A copy of the 2021 Annual Report accompanies this proxy statement.

This document also incorporates by reference the Amended and Restated By-laws of the Company filed with the Current Report on Form 8-K on April 5, 2022.

The Company will amend this proxy statement to include or incorporate by reference any additional documents that the Company may file with the Securities and Exchange Commission under Section 13(a), 13(e), 14, or 15(d) of the Exchange Act after the date of this document to the extent required to fulfill our disclosure obligations under the Exchange Act.

The Company will provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by contacting Investor Relations, Travelzoo, 590 Madison Avenue, 35th Floor, New York, New York 10022 or by telephone at (646) 889-1857. This proxy statement and the 2021 Annual Report are available on the Internet at http://ir.travelzoo.com/financials-filings/annual-reports-and-proxies. These documents are also included in our SEC filings, which you can access electronically at the SEC's website at http://www.sec.gov.

ADDITIONAL INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the offices of the SEC, 100 F Street, N.E., Washington, D.C. 20549 or may be accessed at www.sec.gov. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. You are encouraged to review the annual report on Form 10-K, as amended, mailed along with these proxy materials, together with any subsequent information we filed or will file with the SEC and other publicly available information. A copy of any public filing is also available, at no charge, by contacting Investor Relations, Travelzoo, 590 Madison Avenue, 35th Floor, New York, New York 10022 or by telephone at (646) 889-1857.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the meeting, and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the Notice of Special Meeting of Stockholders. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING

It is contemplated that the next annual meeting of stockholders will be held on or about April 25, 2023. Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with the rules and regulations adopted by the SEC. For a stockholder proposal to be included in the Company's proxy statement and identified in its form of proxy in connection with the Company's annual meeting of stockholders, it must be received by the Company at least 120 calendar days prior to the one-year anniversary of the date that the Company's proxy statement was released to the stockholders in connection with the previous year's annual meeting. As a result, stockholder proposals submitted for consideration at the 2023 annual meeting must be received no later than December 26, 2022, to be included in the 2023 proxy materials. Rule 14a-8 of the Exchange Act provides additional information regarding the content and the procedures applicable to the submission of stockholder proposals to be included in the Company's proxy materials for its next Annual Meeting.

Any such notice must be delivered or mailed to our Corporate Secretary, at Travelzoo, 590 Madison Avenue, 35th Floor, New York, NY 10022.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called "householding." Under this procedure, a householding notice will be sent to stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials, and they will receive only one copy of our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to not participate in householding and continue receiving individual copies. This procedure reduces our printing costs and postage fees. Each stockholder who participates in householding will continue to receive a separate proxy card.

The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report to any stockholder participating in householding. Stockholders who share an address with other stockholders and are eligible for householding, but currently receive multiple copies of our annual reports and proxy statements, or who have multiple accounts in their names, can authorize us to discontinue mailings of multiple annual reports and proxy statements. Requests for additional copies, or requests for a single copy to be delivered to a shared address should be directed to Investor Relations, Travelzoo, 590 Madison Avenue, 35th Floor, New York, New York 10022 or by telephone at (646) 889-1857.

590 Madison Avenue, 35th Floor
New York, NY 10022

EXHIBIT INDEX

Exhibit	Description

ANNEX A	Stock Purchase Agreement entered into on November 25, 2022 by and between Travelzoo and Azzurro Capital Inc.
ANNEX B	Stout Risius Ross, LLC Opinion Letter delivered to Special Committee of the Board of Directors of Travelzoo on November 25, 2022